UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Zimmer Biomet Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ZIMMER BIOMET

Your progress. Our promise.™

Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

Friday, May 10, 2019
8:00 a.m. Eastern Time
The Conrad Indianapolis
50 West Washington Street
Indianapolis, Indiana 46204

OUR MISSION

Alleviate pain and improve

the quality of life for people

around the world.

GUIDING PRINCIPLES

●	Respect the contributions and perspectives of all Team Members.

We respect Team Members for their individual contributions and diverse perspectives. We support Team Members’ professional growth and provide them with opportunities to share in the company’s success.

●	Commit to the highest standards of patient safety, quality and integrity.

We commit to the highest standards of patient safety and quality in our products and services and to world-class integrity and ethical business practices.

●	Focus our resources in areas where we will make a difference.

We focus our resources in areas where we will make the greatest impact for our customers and patients through our collective knowledge of the disease state or market, established infrastructure, relevant engineering expertise and skillsets.

●	Ensure the company’s return is equivalent to the value we provide our customers and patients.

We innovate to provide value through effective and efficient solutions for customers and improved outcomes for patients to ensure the company’s return is equivalent to the value we provide our customers and patients.

●	Give back to our communities and people in need.

We partner with communities where we live and work and support causes and programs that forward our mission for people in need.

March 27, 2019

LETTER FROM OUR CHAIRMAN

TO OUR SHAREHOLDERS

Dear Fellow Shareholders,

On behalf of my fellow directors, I want to thank you for your interest in Zimmer Biomet. Your investments make it possible for Zimmer Biomet to deliver innovative products and solutions that improve the quality of life for people around the world.

Shareholders will be voting on three matters at our 2019 annual meeting – election of directors, ratification of the appointment of PricewaterhouseCoopers LLP and approval, on an advisory basis, of the compensation of our named executive officers. I encourage you to read the pages that follow and ask for your support on these matters.

This letter highlights some of the actions we have taken over the past year to move Zimmer Biomet forward and represent your interests as shareholders.

Innovating to Improve Lives

Under the leadership of our Chief Executive Officer, we continued to advance our mission and capitalize on new technologies while addressing the needs of a growing and aging patient population. Among other accomplishments, we:

●	Introduced additions to our flagship Persona® system, including partial, cementless and revision knee replacement;

●	Achieved FDA clearance for our ROSA® Knee System for Robotically-Assisted Surgeries; and

●	Launched Zimmer Biomet mymobility™ to facilitate a new level of connection between patients and their surgical care teams.

At the same time, we took action to restore supply and ensure quality for our products. Your Board is very active in the development of the corporate strategy and an important part of that work is value creation. Your management team is relentlessly focused on improving execution and we believe Zimmer Biomet’s results are beginning to reflect that focus.

Experienced Leaders, Committed to Diversity and Refreshment

We are focused on ensuring we have the right people on the Board to implement the highest standards of integrity and fiduciary responsibility and keep the interests of shareholders and all other Zimmer Biomet stakeholders – patients, healthcare professionals, Team Members and the communities in which we operate – at the center of our priorities.

We are pleased to have added two exceptional directors in 2018 who complement our ongoing directors’ skills, experiences and attributes. They are:

●	Tessa Hilado, former Executive Vice President and Chief Financial Officer of Allergan plc, who brings more than 30 years of financial and leadership experience to Zimmer Biomet; and

●

Syed Jafry, Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets of Thermo Fisher Scientific Inc., who has more than 30 years of global operations and management experience in healthcare, infrastructure, energy and chemical industries.

Your directors are leaders with extensive experience in areas that matter to Zimmer Biomet’s businesses, including product innovation, strategic business planning, global operations, market access and reimbursement, corporate finance and risk management. We also understand the importance of diversity and refreshment: the average age, average tenure and percentage of female representation of your directors compare favorably to S&P 500 Index benchmarks.

1

Executive Compensation Aligned with Shareholder Interests

As described in the following pages, in 2018 we adopted new, simplified performance metrics for our long-term incentive awards to more tightly align our executive compensation to your returns and our long-term sustainability and performance.

The Board is focused on progress toward meaningful and realistic performance goals, while encouraging critical leadership retention and boosting morale across the company. Our strategy is reflected in all of our incentive structures and we are pleased with the significant progress Zimmer Biomet has made over the past year.

We remain committed to serving your interests in 2019 and beyond, and are confident in the future of Zimmer Biomet.

On behalf of the entire Board of Directors, thank you for your continued support of Zimmer Biomet.

Sincerely,

Larry C. Glasscock Chairman of the Board

2	Zimmer Biomet

March 27, 2019

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

TO OUR SHAREHOLDERS

Dear Fellow Shareholders,

Zimmer Biomet is a global leader in musculoskeletal healthcare with a rich 90-year history, strong brand recognition and significant global reach. We develop innovative solutions that support healthcare professionals in alleviating pain and improving the quality of life for people around the world. Our solutions and pioneering products target therapies across the full continuum of care.

When I stepped into the role of CEO in December 2017, we focused on identifying and implementing a two-year turnaround plan to reshape Zimmer Biomet and return the company to offense. In 2018, our team worked diligently and I am proud of the progress we have made.

Our efforts over the past 15 months have been concentrated in five key areas:

●	Supply recovery. We are focused on addressing our supply recovery and optimizing supply efficiencies to ensure our supply chain will not be a barrier to growth.

●

Quality remediation. In order to achieve best-in-class quality standards, we have made significant investments in quality remediation, including enhancing our sustainability and reducing the cost of poor execution.

●

New product introductions and differentiated portfolio. We are continuing to develop unmatched, differentiated products and solutions to grow our share in high-value markets through robotics and integrated technologies. In 2018, we delivered new products on schedule, expanding our unique ecosystem of solutions. Looking ahead, I am excited by our renewed sense of focus, innovative portfolio and robust product pipeline.

●

Mission and culture. In early 2018, we rolled out a new One Zimmer Biomet Mission, which established a winning culture centered on performance and accountability. Redefining the way we operate and approach the market is critical to our success.

●

Talent and structure. We have the right talent and structure in place to support our remediation and quality efforts and drive our offense forward. Of 14 leaders, including myself, 70 percent are new to the leadership team.

We believe these efforts will enable us to fulfill our goals to return to offense and drive sustainable growth in 2019, 2020 and beyond. As we look toward the future, we will strive to execute on our three strategic pillars to:

●	Establish Zimmer Biomet as a best and preferred place to work;

●	Reinforce our position as a trusted partner across the healthcare industry and regulatory community; and

●	Become a top quartile performer.

We know that to attract and retain long-term investors, we have to execute on our strategic plan and deliver strong value and sustainable results. I am confident that our operational and commercial execution, broad portfolio of differentiated solutions and integrated product pipeline will bring Zimmer Biomet into the next phase of growth – with a near-term objective to consistently deliver quarterly revenue growth at or above our weighted average market growth rate in 2020.

3

We are deeply grateful for your investment in us and I assure you that we are committed to returning Zimmer Biomet to offense.

Sincerely,

Bryan C. Hanson President and Chief Executive Officer

4	Zimmer Biomet

March 27, 2019

DEAR FELLOW SHAREHOLDERS:

We look forward to your attendance either in person or by proxy at the 2019 Annual Meeting of Shareholders of Zimmer Biomet Holdings, Inc. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, May 10, 2019 at The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. We are sending many of our shareholders a notice regarding the availability of this proxy statement, our 2018 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Bryan C. Hanson President and Chief Executive Officer Zimmer Biomet Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580

5

7		NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
	7	Voting
8-10		PROXY STATEMENT SUMMARY
	8	Matters for Shareholder Voting
11-30		CORPORATE GOVERNANCE
	11	PROPOSAL 1 — Election of Directors
	12	Director Nominees
	18	Our Board of Directors and Corporate Governance Framework
	18	Director Criteria, Qualifications and Experience
	18	Board Leadership Structure
	19	Board’s Role in Risk Oversight
	20	Policies on Corporate Governance
	20	Limit on Other Directorships
	21	Board Self-Evaluation Process
	21	Director Independence
	22	Majority Vote Standard for Election of Directors
	22	Nominations for Directors
	23	Communications with Directors
	23	Board Meetings, Attendance and Executive Sessions
	23	Certain Relationships and Related Person Transactions
	24	Committees of the Board
	27	Compensation of Non-Employee Directors
31-34		AUDIT COMMITTEE MATTERS
	31	PROPOSAL 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm
	32	Responsibilities of the Audit Committee
	32	Activities of the Audit Committee in 2018
	33	Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm
	33	Audit and Non-Audit Fees
	34	Audit Committee Report
35-74		EXECUTIVE COMPENSATION
	35	PROPOSAL 3 — Advisory Vote to Approve Named Executive Officer Compensation
	36	Compensation Discussion and Analysis

	36	Executive Summary
	40	Compensation Mix
	41	Base Salary
	41	Cash Incentives
	44	Equity Incentives
	47	Other Compensation
	50	Compensation Philosophy and Key Practices
	52	The Committee’s Processes and Analyses
	54	Governance Features of Our Executive Compensation Program
	56	Compensation Committee Report
	57	2018 Summary Compensation Table
	60	Grants of Plan-Based Awards in 2018
	62	Outstanding Equity Awards at 2018 Fiscal Year-End
	64	Option Exercises and Stock Vested in 2018
	64	Pension Benefits in 2018
	65	Nonqualified Deferred Compensation in 2018
	67	Potential Payments upon Termination of Employment
	70	Change in Control Arrangements
	71	Executive Severance Plan
	72	Non-Compete Arrangements
	72	2018 CEO Pay Ratio
	73	Equity Compensation Plan Information
75-76		OWNERSHIP OF OUR STOCK
	75	Security Ownership of Directors and Executive Officers
	76	Security Ownership of Certain Beneficial Owners
	76	Section 16(a) Beneficial Ownership Reporting Compliance
77-81		ADDITIONAL INFORMATION
	77	Questions and Answers about the Annual Meeting and Voting
	81	Other Matters
	81	Annual Report and Form 10-K
	81	Incorporation by Reference

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this proxy statement, including in the “Letter from Our Chairman to our Shareholders,” the “Letter from Our Chief Executive Officer to our Shareholders” and in the section entitled “Executive Compensation – Compensation Discussion and Analysis – Executive Summary,” regarding future financial performance, results of operations, expectations, plans, strategies, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

6	Zimmer Biomet

ZIMMER BIOMET HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ZIMMER BIOMET HOLDINGS, INC.

To Be Held May 10, 2019

TIME AND DATE

8:00 a.m. Eastern Time on Friday, May 10, 2019

PLACE

The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204

ITEMS OF BUSINESS

●	Elect 11 directors to serve until the 2020 annual meeting of shareholders
●	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019
●	Approve, on a non-binding advisory basis, named executive officer compensation (“Say on Pay”)
●	Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE

March 11, 2019

By Order of the Board of Directors

Chad F. Phipps

Senior Vice President, General Counsel and

Secretary

March 27, 2019

Your Vote Is Important. You are cordially invited to attend the annual meeting in person. To ensure your shares will be voted at the meeting, however, we strongly urge you to review the proxy statement and vote your shares as soon as possible.

INTERNET	www.ProxyVote.com
TELEPHONE	1-800-690-6903
MAIL	Mail your proxy card / vote instruction form
IN PERSON	Vote in person at the meeting

ANNUAL REPORT

This booklet contains our Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2018 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, accompanies this booklet. Our 2018 Annual Report is not a part of our proxy solicitation materials.

7

8	Zimmer Biomet

PROXY STATEMENT SUMMARY

We are providing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2019 annual meeting of shareholders to be held on Friday, May 10, 2019. The Notice of Annual Meeting of Shareholders and related proxy materials, or a Notice of Internet Availability, were first sent to shareholders on or about March 27, 2019. This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2018 Annual Report, before voting.

MATTERS FOR SHAREHOLDER VOTING

Our Board recommends a vote FOR each nominee.

●   Our Board is committed to independent oversight of Zimmer Biomet

●   Ten of our eleven director nominees are independent and our Board is led by an independent Chairman

●   Key information regarding all of our director nominees is summarized in the table below

See pages 11-17 for further information.

Director Nominees

Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	Committee Memberships
						A	C&MD	CG	QR&T
Christopher B. Begley	66	2012	Retired Executive Chairman & CEO Hospira, Inc.	✓	1		✓		Chair
Betsy J. Bernard	63	2009	Retired President AT&T Corp.	✓	1	✓		Chair
Gail K. Boudreaux	58	2012	President & CEO Anthem, Inc.	✓	1	✓		✓
Michael J. Farrell	46	2014	CEO ResMed Inc.	✓	1		✓	✓
Larry C. Glasscock «	70	2001	Retired Chairman, President & CEO Anthem, Inc.	✓	2	✓		✓
Robert A. Hagemann	62	2008	Retired Senior VP & CFO Quest Diagnostics Incorporated	✓	2	Chair			✓
Bryan C. Hanson	52	2017	President & CEO Zimmer Biomet Holdings, Inc.		0
Arthur J. Higgins	63	2007	President & CEO Assertio Therapeutics, Inc.	✓	2(1)		Chair		✓
Maria Teresa Hilado	54	2018	Retired Executive VP & CFO Allergan plc	✓	2	✓		✓
Syed Jafry	55	2018	SVP & President, Asia Pacific, EMEA and Emerging Markets Thermo Fisher Scientific, Inc.	✓	0		✓		✓
Michael W. Michelson	67	2015	Senior Advisory Partner, KKR Management LLC, the general partner of KKR & Co. L.P.	✓	1		✓		✓

A	Audit
C&MD	Compensation & Management Development
CG	Corporate Governance
QR&T	Quality, Regulatory & Technology
«	Chairman of the Board
(1)	See “Limit on Other Directorships” on page 20.

PROXY STATEMENT SUMMARY

Board Composition

Corporate Governance Highlights
Independent Chairman of the Board	✓
Fully Independent Board Committees	✓
Annual Board and Committee Evaluations	✓
Annual Election of All Directors by Majority Vote in Uncontested Director Elections	✓
Robust Succession Planning and Risk Oversight	✓
Independent Directors Regularly Meet Without Management Present	✓
Independent Director Equity-Based Compensation Not Paid Out Until Cessation of Service	✓
Single Class Voting Structure (One Share, One Vote)	✓
Code of Business Conduct and Ethics for Directors, Officers and Employees	✓
Independent Director Mandatory Retirement Age	72
No Supermajority Voting Requirements	X
No Shareholder Rights Plan (Poison Pill)	X

9

PROXY STATEMENT SUMMARY

Our Board recommends a vote FOR this proposal. See page 31 for further information.

Our Board recommends a vote FOR this proposal. See page 35 for further information.

Executive Compensation Best Practices

What We Do
✓	Pay for performance
✓	Establish challenging performance goals in incentive plans
✓	Require robust stock ownership guidelines
✓	Require termination of employment in connection with a change in control for accelerated equity vesting (double trigger)
✓	Require non-competition agreement for equity award eligibility
✓	Require shares received upon equity award vesting to be retained in accordance with stock ownership guidelines
✓	Provide limited executive perquisites
✓	Subject executives’ cash and equity-based incentives to clawback, including in the event of a violation of our
Code of Business Conduct and Ethics or other conduct deemed detrimental to the interests of the company
(equity-based incentives)

What We Don’t Do
X	Offer employment contracts to our executives
X	Pay dividends or accrue dividend equivalents on unearned performance-based equity awards
X	Provide excise tax gross-ups in new change in control severance agreements (since 2009)
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without shareholder approval

10	Zimmer Biomet

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

At Zimmer Biomet, it’s not just what we make. It’s what we make possible. Simply put, we are in the business of changing people’s lives. We are humbled by that fact and take our responsibility seriously. Because of this, the way we conduct our business is critically important. We are committed to effective corporate governance, adhere to the highest ethical standards and act as a responsible member of our communities.

Our business is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Based upon the recommendation of the Corporate Governance Committee, the Board has nominated 11 directors for election at the annual meeting to hold office until the 2020 annual meeting and the election of their successors. All of the nominees currently are serving as our directors. Each nominee agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2019 annual meeting.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

Our Board recommends a vote FOR each nominee for director.

11

CORPORATE GOVERNANCE

DIRECTOR NOMINEES

Executive Chairman of the Board of Hospira, Inc. from May 2007 until his retirement in January 2012. Mr. Begley also served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. Prior to that, Mr. Begley served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. He earned a bachelor’s degree from Western Illinois University and an MBA from Northern Illinois University.

Other Public Board Memberships

●  Hanger, Inc. (Chairman of the Board)

●  Past director and Non-Executive Chairman of Adtalem Global Education Inc. (formerly known as DeVry Education Group Inc.) (until November 2017)

●  Past director and Non-Executive Chairman of The Hillshire Brands Company (until August 2014)

Other Relevant Experience

●  Past director of the Advanced Medical Technology Association (“AdvaMed”), the medical device industry’s trade association

●  Past director of the National Center for Healthcare Leadership

Skills and Qualifications

Christopher B. Begley’s past experience as the Chairman and CEO of Hospira, Inc., a leading provider of injectable drugs and infusion technologies, and previously as the senior vice president of two Abbott divisions, has provided him with extensive management experience at two multinational, publicly traded healthcare companies. In these senior leadership roles, Mr. Begley gained in-depth knowledge of the healthcare industry and strategies for developing and marketing products in this highly regulated area. He also gained significant experience in strategic planning, risk management and financial management. Mr. Begley serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board.

President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program.

Other Public Board Memberships

●  Principal Financial Group, Inc.

●  Past director of SITO Mobile, Ltd. (until June 2017)

Skills and Qualifications

Betsy J. Bernard’s past experience in senior executive roles with leading global telecommunications companies, including her service as President of AT&T Corp., has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce, executive compensation, strategic planning and mergers and acquisitions. Ms. Bernard’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission (“SEC”) rules. She serves, and has served for more than 15 years, as a director of other public companies, including service as chairman of the board and lead independent director, and she has experience chairing the nominating and governance committees of several public company boards, including ours.

12	Zimmer Biomet

CORPORATE GOVERNANCE

President and Chief Executive Officer, Anthem, Inc. since November 2017. Previously, Ms. Boudreaux served as Chief Executive Officer and Founder, GKB Global Health, LLC from 2015 to November 2017. Prior to that, she served as Chief Executive Officer of UnitedHealthcare from January 2011 to November 2014 and Executive Vice President of UnitedHealth Group from May 2008 to February 2015. From 2005 to 2008, Ms. Boudreaux served as Executive Vice President, External Operations for Health Care Services Corporation (“HCSC”), and prior to that served as President of Blue Cross and Blue Shield of Illinois, a division of HCSC. Before joining HCSC, Ms. Boudreaux held various positions at Aetna, including Senior Vice President, Aetna Group Insurance. Ms. Boudreaux earned a bachelor’s degree in psychology from Dartmouth College and an MBA from Columbia Business School.

Other Public Board Memberships

●  Anthem, Inc.

●  Past director of Xcel Energy Inc. (until December 2017)

●  Past director of Novavax, Inc. (until November 2017)

Skills and Qualifications

Gail K. Boudreaux’s service as the President and CEO of Anthem, Inc., a Fortune 50 company and leading health benefits provider, and her past service as the CEO of UnitedHealthcare, provide her with significant experience in managing large, highly complex regulated enterprises with a focus on strategic growth, corporate culture and operational effectiveness. Through more than three decades of service in key leadership and senior management positions in the healthcare industry, Ms. Boudreaux has developed expertise in corporate strategy, financial analysis, risk management and governance. Ms. Boudreaux’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She serves, and has served for more than 10 years, as a director of other public companies as well as a director of several nonprofit, educational and healthcare organizations.

Chief Executive Officer of ResMed Inc. since March 2013. Prior to that appointment, Mr. Farrell served as President, Americas for ResMed from 2011 to 2013. He was previously Senior Vice President of the global business unit for sleep apnea therapeutic and diagnostic devices from 2007 to 2011, and before that he held various senior roles in marketing and business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company and BHP Billiton. Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Other Public Board Memberships

●  ResMed Inc.

Other Relevant Experience

●  Director of AdvaMed

Skills and Qualifications

Michael J. Farrell’s service as CEO of ResMed Inc., a global leader in the development, manufacturing, distribution and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, provides him with significant experience leading a highly regulated, global medical device company. Mr. Farrell is spearheading the company’s expansion into emerging markets and its investments in connected health and digital health, major growth initiatives for ResMed that fit well with our own plans for global growth. In his prior roles, Mr. Farrell led ResMed’s M&A and alliance creation activities, as well as the marketing function. In addition, during his tenure with ResMed, Mr. Farrell has gained domestic and international P&L experience, first as head of the company’s major global business unit, and then as President, Americas. Mr. Farrell’s experience has given him a strong understanding of key aspects of leading a highly regulated, global healthcare company such as ours, including financial management, business integration, strategic planning, operations, product innovation, new product launches and international expansion.

13

CORPORATE GOVERNANCE

Chairman of WellPoint, Inc. (now Anthem, Inc.) from 2005 until 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University.

Other Public Board Memberships

●  Simon Property Group, Inc. (Lead Independent Director)

●  Sysco Corporation

Skills and Qualifications

Larry C. Glasscock’s past experience as Chairman and CEO of Anthem, Inc. has provided him with in-depth knowledge of the healthcare industry and healthcare payment and reimbursement processes. He also gained significant experience in strategic planning, risk management, financial management and business integration. His executive experience includes completing multiple acquisitions, developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock also worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for four years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board and lead independent director.

Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, and held roles of increasing responsibility before being appointed Chief Financial Officer of Quest Diagnostics in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University.

Other Public Board Memberships

●  Graphic Packaging Holding Company

●  Ryder System, Inc.

Skills and Qualifications

Robert A. Hagemann’s past experience as the CFO of Quest Diagnostics Incorporated, a leading provider of diagnostic testing information services, has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations, talent management and information technology. His experience as an executive in the healthcare industry and his financial acumen enable him to evaluate and understand the impact of business decisions on our financial statements and capital structure. Mr. Hagemann’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He also serves as a director of other public companies.

14	Zimmer Biomet

CORPORATE GOVERNANCE

President and Chief Executive Officer and a member of the Board of Directors of the company since December 2017. Previously, Mr. Hanson served as Executive Vice President and President, Minimally Invasive Therapies Group of Medtronic plc from January 2015 until joining Zimmer Biomet. Prior to that, he was Senior Vice President and Group President, Covidien of Covidien plc from October 2014 to January 2015; Senior Vice President and Group President, Medical Devices and United States of Covidien from October 2013 to September 2014; Senior Vice President and Group President of Covidien for the Surgical Solutions business from July 2011 to October 2013; and President of Covidien’s Energy-based Devices business from July 2006 to June 2011. Mr. Hanson held several other positions of increasing responsibility in sales, marketing and general management with Covidien from October 1992 to July 2006. Mr. Hanson holds a Bachelor of Science degree in Finance from Florida State University. He also completed the Kellogg School of Management Finance for Executives program in 2010 and the Harvard Executive Education in Leadership program in 2013.

Other Relevant Experience

●  Director of Americares, an emergency response and global health organization committed to saving lives and building healthier futures for people in crisis

Skills and Qualifications

Bryan C. Hanson’s service as our President and CEO and his past service in Group President roles with Medtronic and Covidien have given him extensive experience in the medical device industry leading, growing and transforming large, highly regulated global enterprises. Mr. Hanson has significant experience in financial management, strategic planning, mergers and acquisitions, business integration, risk management and in dealing with the many regulatory aspects of our business. His knowledge and understanding of the medical device industry in general, and our global businesses in particular, enable him to provide crucial insight to our Board into strategic, management and operational matters. Mr. Hanson provides an essential link between management and the Board on management’s business perspectives.

President, Chief Executive Officer and a member of the board of directors of Assertio Therapeutics, Inc. (formerly known as Depomed, Inc.) since March 2017. Consultant, Blackstone Healthcare Partners of The Blackstone Group since June 2010. Previously, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Other Public Board Memberships(1)

●  Assertio Therapeutics, Inc.

●  Ecolab Inc.

●  Past director of Endo International plc (until March 2017)

●  Past director of Resverlogix Corp. (until February 2014)

Other Relevant Experience

●  Past director of the Pharmaceutical Research and Manufacturers of America

●  Past member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations

●  Past president of the European Federation of Pharmaceutical Industries and Associations

Skills and Qualifications

Arthur J. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the U.S. and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. His knowledge and industry background allow him to provide valuable insight to our business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his current and past executive positions, he has also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare.

(1)	See “Limit on Other Directorships” on page 20.

15

CORPORATE GOVERNANCE

Executive Vice President and Chief Financial Officer of Allergan plc, a global pharmaceutical company, from December 2014 until her retirement in February 2018. Prior to joining Allergan, Ms. Hilado served as Senior Vice President, Finance and Treasurer of PepsiCo Inc. from 2009 until 2014. She previously served as Vice President and Treasurer for Schering-Plough Corp. from 2008 to 2009 and spent more than 17 years with General Motors Co. in leadership roles of increasing responsibility, including Assistant Treasurer from 2006 to 2008 and Chief Financial Officer, GMAC Commercial Finance LLC from 2001 to 2005. She began her career with Far East Bank and Trust Co. in Manila, Philippines. Ms. Hilado earned a Bachelor’s degree in Management Engineering from Ateneo de Manila University in the Philippines and an MBA from the University of Virginia Darden School of Business.

Other Public Board Memberships

●  Campbell Soup Company

●  H.B. Fuller Company

Skills and Qualifications

Maria Teresa (Tessa) Hilado has more than three decades of demonstrated financial expertise in leading roles at several large, global corporations, including her past experience as CFO of Allergan plc, a global pharmaceutical company. She has extensive experience in global finance, treasury, tax, mergers and acquisitions, business development and investor relations, as well as experience in the healthcare, consumer packaged goods and automotive industries. Ms. Hildado’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She also serves as a director of other public companies.

Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets of Thermo Fisher Scientific, Inc. since September 2017. Mr. Jafry is responsible for all business geographies outside the U.S. He joined Thermo Fisher Scientific in March 2005 and served in numerous roles of increasing responsibility prior to being appointed to his current position. Mr. Jafry started his career at Glaxo Pharmaceuticals in London. Prior to joining Thermo Fisher Scientific, he served for 18 years at General Electric, where he held commercial, product management and general management roles in the U.S., Netherlands, Switzerland and China, most recently serving as President of GE Sensing Asia. Mr. Jafry holds a Bachelor’s degree in Mechanical Engineering from Lahore University in Pakistan, a Master’s degree in Mechanical Engineering from the University of Massachusetts and a Master’s certificate in Marketing and Management from Harvard University Extension School.

Skills and Qualifications

Syed Jafry has more than three decades of global operations and management experience in executive roles at several large, global organizations, including his current role as Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets of Thermo Fisher Scientific Inc., a world leader in serving science, supporting customers in pharma, biotech, healthcare and other industries. Mr. Jafry’s experience has given him a strong understanding of key aspects of leading a global, highly regulated business such as ours, including expansion into emerging markets, financial management, strategic planning, operations, product innovation, new product launches and business integration. His knowledge and industry background allow him to provide valuable insight to our business.

16	Zimmer Biomet

CORPORATE GOVERNANCE

Senior Advisory Partner, KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P., since January 2018. Previously, Member, KKR Management LLC since October 2009. Before that, Mr. Michelson was a member of the limited liability company that served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. He joined KKR in 1981. Mr. Michelson has played a significant role in the development of KKR’s portfolio companies. He began his professional career with the law firm of Latham & Watkins in Los Angeles, where he was involved in a broad corporate practice while specializing in management buyouts. He earned an A.B. from Harvard College and a J.D. from Harvard Law School.

Other Public Board Memberships

●  HCA Healthcare, Inc.

Other Relevant Experience

●  Served as a director of Biomet prior to the merger of Zimmer and Biomet

Skills and Qualifications

Michael W. Michelson has significant experience in corporate finance, strategic business planning activities, operations, risk management and issues involving stakeholders more generally from his involvement in KKR’s investments in numerous portfolio companies, and he has played an active role in overseeing many healthcare companies. He serves and has served as a director of other public and private healthcare companies, and he served as a director of Biomet prior to the merger of Zimmer and Biomet.

17

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS AND CORPORATE

GOVERNANCE FRAMEWORK

DIRECTOR CRITERIA, QUALIFICATIONS AND

EXPERIENCE

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products. We have operations in more than 25 countries around the world and sell products in more than 100 countries. We operate in markets characterized by rapidly evolving technologies, complex regulatory requirements and significant competition. The Corporate Governance Committee is responsible for reviewing and assessing with the Board, on an annual basis, the experience, qualifications, attributes and skills sought of Board members in the context of our business and the then-current membership of the Board. The committee looks for current and potential directors collectively to have a mix of experience, skills and qualifications, some of which are described below:

Director Experience, Skills and Qualifications

● Experience as a CEO or global business head	● Government / regulatory affairs / health economics experience
● Business operations experience	● Research and development experience

● Healthcare industry experience	● Brand / marketing experience
● Medical device industry experience	● Mergers and acquisitions experience

● International experience	● Financial expertise
● FDA / regulatory experience	● Public company board experience

In evaluating director candidates and considering incumbent directors for nomination to the Board, the committee considers a variety of factors. These include each candidate’s character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to Board matters. Diversity of background and diversity of gender, race, ethnicity, national origin and age are also relevant factors in the selection process. The committee also considers whether a candidate can meet the independence standards for directors and members of key committees under applicable stock exchange and SEC rules. With respect to incumbent directors, the committee considers the director’s past performance on the Board and contributions to the committees on which he or she serves.

While the Board has not formally adopted a policy regarding director diversity, the committee actively considers diversity in director recruitment and nomination. In conducting its search for new directors in 2018, the Board utilized a process that required the final pool of candidates to include potential directors who would increase the Board’s ethnic and/or gender diversity. We anticipate utilizing a similar process in future searches for Board candidates. The Board believes that the diversity of the current Board members, including as to gender, race, ethnicity, national origin, international work experience and age, provides significant benefits to the Board and to the company.

BOARD LEADERSHIP STRUCTURE

One of the key responsibilities of the Board is to have a leadership structure that allows it to provide effective oversight of management and maximize the contributions of its members. Currently, the Board is led by a non-executive Chairman of the Board selected from among the independent directors. The non-executive Chairman leads the meetings and activities of the Board, while our CEO leads the management, operations and employees of the company and is responsible for executing the company’s strategy. The Board adopted this leadership structure in 2007. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and is not

18	Zimmer Biomet

CORPORATE GOVERNANCE

opposed in concept to combining these roles. Prior to 2007, the positions of Chairman and CEO were held by the same person. The Board believes it should maintain the flexibility to change its leadership structure as circumstances warrant.

Larry Glasscock, who has served as one of our independent directors since 2001, has served as non-executive Chairman since 2013.

The non-executive Chairman of the Board has the following duties and responsibilities:

●	presiding at meetings of the Board and shareholders;
●	approving the agendas for meetings of the full Board, as prepared by the CEO;
●	presiding at executive sessions of the independent directors;
●	coordinating the activities of the independent directors; and
●	serving as the liaison between the CEO and the rest of the Board.

If the Board decides in the future to combine the positions of Chairman and CEO, the independent directors will designate one of themselves as “Lead Independent Director.” The Lead Independent Director would have duties and responsibilities similar to the current non-executive Chairman, except for the duty to preside at meetings of the Board and shareholders.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are consistent with our strategy and risk appetite, are functioning as intended, and that necessary steps are taken to foster a culture that recognizes and appropriately escalates and addresses risk-taking beyond our determined risk appetite. The Board executes its oversight responsibility for risk management directly and through its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, including oversight of our Corporate Compliance Program, discussing our risk assessment and risk management processes with management, and receiving information on certain material legal and regulatory matters, including litigation, as well as on information technology and data privacy and security matters. Our Vice President, Internal Audit Services, who reports directly to the committee, coordinates our global risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. We also maintain an internal risk committee made up of members of senior management that has responsibility for overseeing the execution of enterprise risk management activities. The Audit Committee receives detailed reports regarding our enterprise risk assessment process and its meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our CFO and Chief Accounting Officer. The committee receives regular reports from our Chief Compliance Officer on our Corporate Compliance Program, which is designed to address risks related to, among other matters, anti-corruption and anti-kickback laws in the countries where we do business. The committee also receives reports from our General Counsel, Chief Information Officer, Chief Information Security Officer, Global Privacy Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee oversees risks relating to our executive compensation programs and practices. In addition, in conjunction with the full Board, the Compensation and Management Development Committee oversees risks relating to senior management succession planning. The Corporate Governance Committee oversees risks relating to environmental, social and governance matters. The Quality, Regulatory and Technology Committee oversees risks relating to our compliance with laws and regulations enforced by the U.S. Food and Drug Administration (“FDA”) and comparable foreign government regulators, including product quality and safety.

The Board receives detailed regular reports from members of our executive leadership team and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Primary

19

CORPORATE GOVERNANCE

areas of risk oversight for the full Board include, but are not limited to, general commercial risks in the musculoskeletal healthcare industry, such as competition, pricing pressures and the reimbursement landscape; risks associated with our strategic plan and annual operating plan; risks related to our capital structure; and risks pertaining to mergers and acquisitions integration.

POLICIES ON CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving shareholders well and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key policies as warranted.

The current versions of the following documents are available in the Investor Relations/Corporate Governance section of our website, www.zimmerbiomet.com:

●	Code of Business Conduct and Ethics, which applies to all directors, officers and employees;
●

Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), which applies to our CEO, CFO, Chief Accounting Officer/Corporate Controller and other finance organization employees;

●	Corporate Governance Guidelines;
●	Audit Committee Charter;
●	Compensation and Management Development Committee Charter;
●	Corporate Governance Committee Charter;
●	Quality, Regulatory and Technology Committee Charter;
●	Board Policy on Ratification of Independent Registered Public Accounting Firm;
●	Board Policy on Stockholder Rights Plans; and
●	Statement of Engagement on Public Policy Issues.

If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer/Corporate Controller, we will disclose the nature of that amendment or waiver in the Investor Relations section of our website.

LIMIT ON OTHER DIRECTORSHIPS

Under our Corporate Governance Guidelines, our non-employee directors who are not executive officers of other public companies are limited to serving on a total of four public company boards, including ours, and our non-employee directors who serve as executive officers of other public companies are limited to serving on a total of three public company boards, including their own company’s board and our Board. Further, our Audit Committee members are limited to serving on a total of three public company audit committees, including ours.

Our Board is aware that certain of our investors, in recognition of the increased time required of boards of directors, have recently updated their policies to limit directors who are CEOs of public companies to a total of two public company boards. While our Board recognizes that directors who are employed full-time, whether as executives of public companies or in other positions, naturally have greater demands placed on their time than directors who have retired from full-time employment, our Board has chosen not to adopt the more restrictive two-board limit for our non-employee directors who serve as public company executives so that our Board has more flexibility to assess the potential impact of directors’ additional commitments as they arise.

Arthur J. Higgins has served as a director of ours since 2007 and as a director of Ecolab Inc. since 2010. From 2010 to March 2017, Mr. Higgins’ principal occupation was serving as a Consultant to Blackstone Healthcare Partners, the dedicated healthcare team of The Blackstone Group. Prior to that, Mr. Higgins gained more than two decades of healthcare experience serving in executive positions with Bayer HealthCare AG, Enzon Pharmaceuticals, Inc. and Abbott Laboratories. In March 2017, Mr. Higgins was named President, CEO and a member of the board of directors of Assertio Therapeutics, Inc. (then known as Depomed, Inc.), a specialty pharmaceutical company. Zimmer Biomet, Ecolab and Assertio Therapeutics are all headquartered in the Midwest.

20	Zimmer Biomet

CORPORATE GOVERNANCE

Mr. Higgins has remained fully committed to his duties as our director since his appointment as CEO of Assertio Therapeutics in 2017. He continues to bring high levels of engagement, focus and energy to our Board and its committees, as well as significant global healthcare industry expertise, and our Board has seen no decline in his attendance at, or participation in, our Board and committee meetings or his level of preparedness therefor. In deciding to nominate Mr. Higgins for reelection to our Board for an additional one-year term, our Corporate Governance Committee and full Board considered the foregoing factors, as well as the diversity of skills, perspective and background that Mr. Higgins contributes to our Board, and determined that it is in the best interests of our company and our shareholders for Mr. Higgins to continue to serve as our director.

BOARD SELF-EVALUATION PROCESS

Pursuant to New York Stock Exchange requirements, the Board’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance and identifying areas for improvement. The Chair of the Corporate Governance Committee oversees the annual self-evaluation process. Each director is expected to participate and provide feedback on a range of topics, including: the Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and shareholder engagement. Director feedback is solicited on an individual basis through written questionnaires/assessments, individual director interviews and/or group discussions. From time to time, the Board retains a third party experienced in corporate governance matters to act as a facilitator for the self-evaluation process, including preparing and reviewing the written questionnaires/assessments and conducting individual director interviews. The Chair of the Corporate Governance Committee, along with the third party facilitator (when one is retained) reviews the feedback from the self-evaluation process and makes recommendations for areas with respect to which the Board and its committees should consider improvements. These areas are further discussed at a meeting led by the Chair of the Corporate Governance Committee and the third party facilitator (when one is retained) at which all Board members are present. At the conclusion of this meeting, the Chair of the Corporate Governance Committee, working with the senior management team, develops action plans for any items that require follow-up.

DIRECTOR INDEPENDENCE

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Corporate Governance Committee and the Board consider a wide range of relevant facts and circumstances. The Board has determined that each of our non-employee directors, Christopher B. Begley, Betsy J. Bernard, Gail K. Boudreaux, Michael J. Farrell, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, Maria Teresa Hilado, Syed Jafry and Michael W. Michelson, meets these standards and is independent. The remaining director, Bryan C. Hanson, is our CEO and is not independent.

In making its determination with respect to Ms. Boudreaux, the Board considered her position as President and CEO of Anthem, Inc. With more than 74 million people served by its affiliated companies, including nearly 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies and serves as the third party claims processor of our self-funded group health plan for our U.S.-based employees and reinsurer of catastrophic claims under the plan. During 2018, the amount we paid Anthem exceeded $1 million, but represented only one hundredth of one percent (0.01%) of Anthem’s total revenues. After reviewing the terms of these transactions, the Board determined that Ms. Boudreaux does not have a direct or indirect material interest in the transactions, that Ms. Boudreaux does not have a material relationship, directly or indirectly, with us and that our business relationship with Anthem does not diminish the ability of Ms. Boudreaux to exercise her independent judgment on issues affecting our business.

21

CORPORATE GOVERNANCE

Anthem does not provide any services to us that would be characterized as professional services or advisory in nature (plan design consulting services are provided by Willis Towers Watson). Anthem does not have access to sensitive company information or to our strategic decision-making, and its services are generally provided for a monthly fee based upon the number of employees enrolled in our health plan. Anthem’s services to us are limited to administrative services, including claims processing, utilization of Anthem’s provider network, Employee Assistance Programs, customer service, disease management programs and stop-loss coverage.

In making its determination with respect to Mr. Jafry, the Board considered his position as Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets of Thermo Fisher Scientific Inc. (“Thermo Fisher”). During 2018, we paid Thermo Fisher for laboratory equipment in an aggregate amount in excess of $1 million, but the amount we paid represented less than one hundredth of one percent (0.01%) of Thermo Fisher’s total revenues. After reviewing the terms of these transactions, the Board determined that Mr. Jafry does not have a direct or indirect material interest in the transactions, that Mr. Jafry does not have a material relationship, directly or indirectly, with us and that our business relationship with Thermo Fisher does not diminish the ability of Mr. Jafry to exercise his independent judgment on issues affecting our business.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” All nominees for election as directors at the 2019 annual meeting are currently serving on the Board.

NOMINATIONS FOR DIRECTORS

The Corporate Governance Committee screens candidates and recommends candidates for nomination to the full Board. In seeking and evaluating director candidates, the committee considers individuals in accordance with the criteria described above under “Director Criteria, Qualifications and Experience.” Director candidates may be recommended by Board members, a third-party search firm or shareholders. Ms. Hilado and Mr. Jafry, who were appointed to the Board in August 2018, were recommended as director candidates by a third-party search firm.

The committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2020 annual meeting of shareholders?” on page 81 for more information on these procedures.)

22	Zimmer Biomet

CORPORATE GOVERNANCE

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), c/o Corporate Secretary, Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

BOARD MEETINGS, ATTENDANCE AND EXECUTIVE SESSIONS

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and shareholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2018, the Board held nine meetings and the standing committees of the Board held a total of 32 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. All current directors then standing for election attended the 2018 annual meeting of shareholders other than Ms. Boudreaux.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. Larry Glasscock, in his capacity as non-executive Chairman, presides at these executive sessions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmerbiomet.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Code of Business Conduct and Ethics, which is available on our website at www.zimmerbiomet.com, our Human Resources Department, in consultation with our Legal Department and Compliance Office, is charged with reviewing and approving any conflict of interest involving any other employee.

In February 2018, we entered into an aircraft time sharing agreement with Bryan C. Hanson, our President and CEO. Both the Audit Committee and the Compensation and Management Development Committee of our Board authorized entry into the agreement. Under the agreement, Mr. Hanson is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with Federal Aviation Administration regulations. Pursuant to his offer letter, Mr. Hanson was permitted personal use of corporate aircraft up to a maximum incremental cost to us of $200,000 in 2018. The agreement is intended to cover any personal use in excess of the annual limit.

23

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2018, the Board had four standing committees: an Audit Committee; a Compensation and Management Development Committee; a Corporate Governance Committee; and a Quality, Regulatory and Technology Committee. Each of the standing committees is composed entirely of independent directors. In addition, the members of the Audit Committee and the Compensation and Management Development Committee meet the heightened standards of independence required by SEC rules and New York Stock Exchange listing standards.

The table below shows the current membership of each standing Board committee and the number of meetings held during 2018.

STANDING COMMITTEE ASSIGNMENTS

Director	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Quality, Regulatory and Technology Committee
Christopher B. Begley		✓		Chair
Betsy J. Bernard	✓		Chair
Gail K. Boudreaux	✓		✓
Michael J. Farrell		✓	✓
Larry C. Glasscock	✓		✓
Robert A. Hagemann	Chair			✓
Bryan C. Hanson
Arthur J. Higgins		Chair		✓
Maria Teresa Hilado	✓		✓
Syed Jafry		✓		✓
Michael W. Michelson		✓		✓
2018 Meetings	13	7	7	5

Audit Committee

Robert A. Hagemann, Chair

Betsy J. Bernard

Gail K. Boudreaux

Larry C. Glasscock

Maria Teresa Hilado

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The principal functions of the Audit Committee include:

●	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;
●

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

●	reviewing and discussing with management and our independent registered public accounting firm our quarterly and annual financial statements prior to their public release;
●	reviewing major issues as to the adequacy of our internal controls; and
●	overseeing our compliance with certain legal and regulatory requirements, including oversight of our Corporate Compliance Program, and aspects of our risk management processes.

24	Zimmer Biomet

CORPORATE GOVERNANCE

The Board of Directors has determined that Mses. Bernard, Boudreaux and Hilado and Messrs. Glasscock and Hagemann qualify as “audit committee financial experts” as defined by SEC rules. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than those that are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

See also the “Audit Committee Matters” section of this proxy statement for additional information about the Audit Committee’s responsibilities and actions and the Audit Committee Report.

Compensation and Management Development Committee

Arthur J. Higgins, Chair

Christopher B. Begley

Michael J. Farrell

Syed Jafry

Michael W. Michelson

The Compensation and Management Development Committee has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. The duties of the Compensation and Management Development Committee include:

●	reviewing corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives;
●	reviewing and discussing with the CEO the performance of our other executive officers;
●

reviewing and approving the base salary, annual and long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to our CEO and other executive officers;

●

approving and authorizing the company to enter into any severance arrangements, change in control agreements or other compensation-related agreements with our executive officers, in each case as, when and if appropriate;

●	reviewing and making recommendations to the Board with respect to our incentive compensation and equity-based plans;
●	administering our incentive compensation and equity-based plans, including making awards under such plans;
●	monitoring compliance by our executive officers with our stock ownership guidelines;
●	reviewing all proposed new or amended employee benefit plans;
●	overseeing the process for identifying and addressing any material risks relating to our compensation policies and practices;
●	overseeing management development and succession planning matters;
●

reviewing and discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and

●

reviewing the results of non-binding advisory votes on executive compensation and determining whether changes should be made to our executive compensation policies and programs to address shareholder concerns.

None of the members of the Compensation and Management Development Committee during 2018 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on page 56.

25

CORPORATE GOVERNANCE

Compensation Risk Assessment

At the request of the Compensation and Management Development Committee, Willis Towers Watson, the committee’s compensation consultant, conducted an in-depth qualitative review of the potential risks associated with our executive compensation program in 2015, and it updated its assessment in each of 2016, 2017 and 2018. The components of our executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our executive compensation program. For 2018, Willis Towers Watson found that our executive compensation program is in alignment with current market practices, contains an appropriate balance of risk versus rewards and incorporates appropriate risk mitigating factors. Consistent with prior years, Willis Towers Watson found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

Corporate Governance Committee

Betsy J. Bernard, Chair

Gail K. Boudreaux

Michael J. Farrell

Larry C. Glasscock

Maria Teresa Hilado

The Corporate Governance Committee oversees the Board’s corporate governance policies and practices and assists the Board in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen. In its oversight of corporate governance policies and practices, the Corporate Governance Committee’s duties include:

●	developing and recommending to the Board criteria for selection of non-management directors;
●

recommending to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;

●	recommending directors for appointment to Board committees;
●	analyzing information relevant to the Board’s determination as to whether a director is independent;
●	overseeing the annual self-evaluation process for the Board and its committees;
●	periodically reviewing the Board’s leadership structure and recommending any proposed changes to the Board for approval;
●	monitoring emerging corporate governance trends and recommending to the Board any proposed changes in our corporate governance policies;
●	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
●

periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

In assisting the Board in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen, the Corporate Governance Committee reviews and considers, among other items, the following from time to time as it deems appropriate:

●	current and emerging political, social, environmental, corporate citizenship and public policy issues and trends that may affect our business activities, performance, reputation or public image;
●	our public policy, government relations and advocacy activities, including our policies on political contributions and the activities of the Zimmer Biomet Political Action Committee;
●	our sustainability activities, including initiatives related to the environment;
●	our community relations activities and charitable contributions, including the underlying philosophy, goals and purposes of our contribution activities;
●	our initiatives related to promoting access to healthcare and other social responsibility issues; and

26	Zimmer Biomet

CORPORATE GOVERNANCE

●	shareholder proposals submitted for inclusion in our proxy materials that relate to public policy or social responsibility issues.

Quality, Regulatory and Technology Committee

Christopher B. Begley, Chair

Robert A. Hagemann

Arthur J. Higgins

Syed Jafry

Michael W. Michelson

The Quality, Regulatory and Technology (“QRT”) Committee assists the Board in its oversight of product quality and safety and our research, innovation and technology initiatives in the context of our overall corporate strategy, goals and objectives. In its oversight of risk management, the QRT Committee reviews and considers, among other items, the following:

●	our overall quality strategy;
●	processes in place to monitor and control product quality and safety;
●	results of product quality and quality system assessments by the company and external regulators; and
●	any significant product quality issues that may arise.

In overseeing our research, innovation and technology initiatives, the QRT Committee reviews and considers, among other items, the following as it deems appropriate:

●	the strategic goals, objectives and direction of our research programs and the alignment of those programs with our portfolio of businesses and our long-term business objectives and strategic goals;
●	the relationship of our strategic research plan to our overall approach to technical and commercial innovation and technology acquisition;
●	our product development pipeline;
●	our major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and healthcare, and changing market requirements;
●	the processes for identifying and prioritizing, and, as applicable, the development of, innovative technologies that arise from within and outside the company;
●

our ability to internally develop technology being, or proposed to be, developed, or to access and maintain such technology from third parties through acquisitions, licensing, collaborations, alliances, investments or otherwise; and

●	the potential impact on us in the event that technology being, or proposed to be, developed is not developed or accessed by us.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our shareholders.

27

CORPORATE GOVERNANCE

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2018. Bryan C. Hanson is not included in this table because he received no additional compensation for his service as a director.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Christopher B. Begley	106,250	186,860	7,862	300,972
Betsy J. Bernard	110,000	186,860	9,016	305,876
Gail K. Boudreaux	95,000	186,860	7,439	289,299
Michael J. Farrell	83,125	198,735	4,464	286,324
Larry C. Glasscock	245,000	186,860	19,920	451,780
Robert A. Hagemann	115,000	186,860	16,130	317,990
Arthur J. Higgins	110,000	186,860	20,572	317,432
Maria Teresa Hilado(4)	23,750	23,750	—	47,500
Syed Jafry(4)	23,750	23,750	—	47,500
Michael W. Michelson	47,500	234,360	3,570	285,430
Cecil B. Pickett(5)	55,000	—	5,657	60,657
Jeffrey K. Rhodes(5)	23,750	23,750	1,652	49,152

(1)

Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”), and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)

Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions made in the valuation, see Note 4 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Form 10-K”). All stock awards to directors are fully vested on the date of grant but are subject to mandatory deferral of settlement until the director’s termination of service from the Board, or later, as explained more fully below.

28	Zimmer Biomet

CORPORATE GOVERNANCE

The following table sets forth the grant date fair value of annual grants of restricted stock units (“RSUs”) and DSUs awarded to each director elected or re-elected at the 2018 annual meeting of shareholders, as well as DSUs granted during 2018 pursuant to the mandatory deferral provisions of the Restated Deferred Compensation Plan for Non-Employee Directors.

2018 STOCK AWARDS

Name	RSUs (granted 05-15-18) ($)	DSUs (granted 05-15-18) ($)	DSUs (mandatory deferral) ($)	Total ($)
Christopher B. Begley	130,000	56,860	—	186,860
Betsy J. Bernard	130,000	56,860	—	186,860
Gail K. Boudreaux	130,000	56,860	—	186,860
Michael J. Farrell	130,000	56,860	11,875	198,735
Larry C. Glasscock	130,000	56,860	—	186,860
Robert A. Hagemann	130,000	56,860	—	186,860
Arthur J. Higgins	130,000	56,860	—	186,860
Maria Teresa Hilado	—	—	23,750	23,750
Syed Jafry	—	—	23,750	23,750
Michael W. Michelson	130,000	56,860	47,500	234,360
Cecil B. Pickett	—	—	—	—
Jeffrey K. Rhodes	—	—	23,750	23,750

Mr. Glasscock held options to purchase 5,295 shares of our common stock as of December 31, 2018. No other non-employee director held unexercised stock options as of December 31, 2018.

(3)

Amounts in this column represent the dollar value of dividend equivalents credited in the form of additional DSUs under the Restated Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited at the same rate as cash dividends paid on our common stock.

(4)	Ms. Hilado and Mr. Jafry were appointed to the Board effective August 3, 2018.

(5)	Dr. Pickett’s and Mr. Rhodes’ service on the Board ended on May 15, 2018.

Retainers

We pay non-employee directors quarterly, on the last day of March, June, September and December. During 2018, we paid non-employee directors an annual retainer of $95,000 subject to mandatory deferral requirements as described below, and we paid our non-executive Chairman of the Board an additional annual retainer of $150,000. We paid our Audit Committee chair an additional annual retainer of $20,000, and we paid each of the chairs of our other standing Board committees additional annual retainers of $15,000. Accordingly, we paid the following amounts during 2018:

	March 31 ($)	June 30 ($)	September 30 ($)	December 31 ($)	Total ($)
Non-executive Chairman annual retainer	37,500	37,500	37,500	37,500	150,000
Director annual retainer	23,750	23,750	23,750	23,750	95,000
Audit Committee Chair annual retainer	5,000	5,000	5,000	5,000	20,000
Other standing committee chair annual retainer	3,750	3,750	3,750	3,750	15,000

Directors who commence service on the Board, or who commence service as a standing committee chair or as non-executive Chairman, are paid applicable quarterly fees beginning with the quarter during which they commence such service. Similarly, directors who terminate service on the Board or terminate service as a standing committee chair or as non-executive Chairman are paid applicable quarterly fees through the quarter during which such service terminated.

29

CORPORATE GOVERNANCE

Equity-Based Compensation and Mandatory Deferrals

We awarded each non-employee director who was elected or re-elected at the 2018 annual meeting of shareholders 500 DSUs as of the date of the annual meeting with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Restated Deferred Compensation Plan for Non-Employee Directors. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. When we pay cash dividends on our common stock, amounts deferred as DSUs are credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs are subject to mandatory deferral.

All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments.

During 2018, we also awarded each continuing non-employee director RSUs as of the date of the annual meeting of shareholders with an initial value of $130,000 based on the price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 15, 2021, or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer Biomet business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

30	Zimmer Biomet

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE MATTERS

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2019. We are asking shareholders to ratify this appointment as a matter of policy.

If shareholders do not ratify the selection of PwC, the Audit Committee will consider any information submitted by shareholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interest and the best interest of our shareholders.

PwC has served as our independent registered public accounting firm continuously since 2000. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves discussions among PwC, management and the full Audit Committee, as well as interviews by the Chair of the Audit Committee and our CFO of candidates recommended by PwC. In addition, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm.

In determining whether to reappoint PwC to serve as our independent registered public accounting firm, the Audit Committee annually considers several factors, including:

●  PwC’s independence and objectivity;

●  PwC’s capabilities considering the complexity of our global operations, including the skills and experience of the lead audit partner;

●  PwC’s historical and recent performance, including the extent and quality of PwC’s communications with the Audit Committee and management’s views of PwC’s overall performance;

●  data related to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports on PwC;

●  PwC’s knowledge of and familiarity with our business and industry and our accounting policies and practices; and

●  the appropriateness of PwC’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interest and in the best interest of our shareholders.

Representatives of PwC attended all meetings of the Audit Committee in 2018. We expect that a representative of PwC will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2019.

31

AUDIT COMMITTEE MATTERS

RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and compliance with certain legal and regulatory requirements, including oversight of our Corporate Compliance Program. The committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting.

The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting.

The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

See also “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee” on page 24 for additional information about the Audit Committee’s functions and composition.

ACTIVITIES OF THE AUDIT COMMITTEE IN 2018

The committee held 13 meetings during 2018. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, our internal auditor and PwC. At these meetings, the committee:

●	discussed with the internal auditor and with PwC the overall scope and plans for their respective audits;
●	reviewed and discussed with management and PwC the consolidated financial statements;
●

met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting;

●	reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting;
●	reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002;
●	discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies and processes;
●

reviewed and discussed with management the design and operation of our Corporate Compliance Program designed to prevent, detect and remediate non-compliance with applicable laws, regulations, industry codes and Zimmer Biomet policies and procedures;

●

received and reviewed a report prepared by an independent public accounting firm in collaboration with our internal auditor regarding the testing of payments we made to healthcare professionals during 2018; the focus of the testing was to confirm that the payments were made on a basis consistent with identified requirements of our Corporate Compliance Program;

●

discussed with management and the internal auditor the process used to support certifications by the CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the SEC and the processes used to support management’s report on internal control over financial reporting;

●	pre-approved audit and permitted non-audit services in accordance with the policy described below;
●	discussed with PwC the matters required to be communicated to the committee as described below;
●	discussed the auditor’s independence with PwC and made the conclusions regarding independence described below; and
●	evaluated PwC’s performance and considered factors relevant to the reappointment of PwC.

32	Zimmer Biomet

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chair of the Audit Committee between regular meetings. The Audit Committee Chair has the delegated authority to pre-approve such services up to a specified fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2018 and 2017. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described above.

	(000’s)
	2018	2017
Audit Fees(1)	$8,915	$8,124
Audit-Related Fees(2)	2,905	401
Tax Fees(3)	2,665	695
All Other Fees(4)	3	244
Total Fees	$14,488	$9,464

(1)

This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

(2)

This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include attest services related to carve-out audits, non-statutory financial reporting outside the U.S., employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of non-financial engagements, including engagements related to compliance activities and fees for the use of PwC accounting research software.

33

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2018, and PwC’s evaluation of the company’s internal control over financial reporting. The committee has discussed with PwC the matters that are required to be discussed by applicable PCAOB standards. PwC has provided the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the committee concerning independence, and the committee has discussed with PwC that firm’s independence. The committee has concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities as described in this proxy statement and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Robert A. Hagemann, Chair

Betsy J. Bernard

Gail K. Boudreaux

Larry C. Glasscock

Maria Teresa Hilado

34	Zimmer Biomet

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in corporate governance and recognizes the interest our shareholders have expressed with respect to our executive compensation program. As a part of this commitment, and in accordance with Section 14A of the Exchange Act, our shareholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as reported in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation program for our NEOs for 2018.

A detailed description of our executive compensation program is available in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”). Our Board and Compensation and Management Development Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits shareholder support. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders of Zimmer Biomet Holdings, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the CD&A, the compensation tables and narrative disclosures.”

Although this vote is non-binding, the Board and the Compensation and Management Development Committee value the views of our shareholders and will review the voting results. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2020 annual meeting of shareholders.

Our Board recommends a vote FOR the advisory resolution approving executive compensation.

35

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2018 NEOs

This CD&A describes the compensation of the following NEOs for 2018:

NEO	Title
Bryan C. Hanson	President and CEO
Daniel P. Florin	Executive Vice President and CFO
Ivan Tornos(1)	Group President, Orthopedics
Sang Yi	President, Asia Pacific (“APAC”)
Chad F. Phipps	Senior Vice President, General Counsel and Secretary
Katarzyna Mazur-Hofsaess, M.D., Ph.D.(2)	Former President, Europe, Middle East and Africa (“EMEA”)

(1)	Mr. Tornos joined the company on November 1, 2018.

(2)	Dr. Mazur-Hofsaess stepped down as President, EMEA on May 31, 2018 and separated from the company on August 31, 2018.

Factors Impacting Compensation in 2018

As of the end of 2018, we were halfway through our two-year turnaround plan, which is described in the letter at the beginning of this proxy statement from Bryan C. Hanson, our President and CEO. Our turnaround plan laid out several strategic priorities aimed at strengthening the foundation of our business and positioning the company for offense. One of our areas of focus under the plan has been improving our talent base and structure, and our success against this objective in 2018 is evident. Of 14 leaders, 70% are new to our executive leadership team, including Mr. Hanson, who joined Zimmer Biomet in December 2017. Further, on November 1, 2018, Ivan Tornos joined the company in the newly-created role of Group President, Orthopedics, a position combining areas of responsibility that were previously overseen by multiple executives.

We are now more than halfway through the turnaround plan and have reshaped the company into a more proactive and results-driven organization. We still have work to do, but our momentum in 2018 supports our ongoing confidence that we are on-track to drive sustainable long-term revenue growth and shareholder value. The below-target annual incentive payouts to Messrs. Hanson, Florin, Tornos and Phipps demonstrate that there is still progress to be made against our overall financial goals, while the above-target payout to Mr. Yi reflects the APAC region’s strong performance in 2018. Our historical business challenges are reflected in the results of two of our long-term incentive awards: performance-based restricted stock unit (“PRSU”) awards for the 2016-2018 period resulted in a zero payout due to below-threshold performance, and PRSU awards for the 2017-2019 period are expected to result in a zero payout as well. A number of decisions made in 2018 that impact executive compensation, including the financial goals underlying our annual cash incentive plan, the new structure of our long-term incentive (“LTI”) plan, and special one-time equity awards granted to certain executives, reflect our turnaround strategy as it relates to compensation: progress against meaningful but realistic performance goals, all while encouraging retention and boosting morale.

Say on Pay, Shareholder Feedback, Compensation Program Changes

We regularly engage with many of our largest shareholders as part of our normal investor relations activities. Even when we receive strong Say on Pay support, as in 2018, when our proposal received the support of 94% of votes cast, we still seek shareholder feedback on our executive compensation program. In 2018, investors expressed support for our focus on performance-based compensation, including the design of the LTI awards granted to Mr. Hanson when he joined the company as our new CEO in December 2017.

36	Zimmer Biomet

EXECUTIVE COMPENSATION

Several investors, however, suggested that we consider using a more simplified and streamlined performance metric in our annual LTI award program. For a number of years, we had used internal total shareholder return (“iTSR”) as the performance metric for the PRSU component of our annual LTI awards. Investors expressed that the computation of iTSR, driven by operating profit growth and free cash flow yield, is overly complicated and that performance metrics that provide a more direct tie to shareholder value creation would be preferable.

After considering this feedback and in consultation with its consultant, Willis Towers Watson, the Compensation and Management Development Committee of the Board (the “committee” in this CD&A and the executive compensation tables and narrative discussion that follow) approved a new plan design for the 2018 PRSU grant.

●

Rather than using iTSR, the 2018 award measures performance based on constant currency revenue growth and relative total shareholder return (“TSR”) versus S&P 500 Health Care index constituent companies.

●

In an effort to boost employee morale and retention and rally employees around our two-year turnaround plan, the new plan design provides an opportunity for interim payouts (share issuances) after year one (0-33% of target) and year two (0-67% of target, less shares issued after year one) of the three-year performance period based upon performance to date. Any shares issued after the first and second years will reduce the number of shares issued after completion of the three-year performance period (but not below zero). It is expected that once the business has stabilized and the turnaround is complete, we will return to a solely three-year performance period with no interim payout opportunity.

In addition, following a market review, the committee, in consultation with Willis Towers Watson, adopted an executive severance plan that is more in line with our compensation peers, which is discussed in more detail later in this CD&A.

Elements of Executive Compensation

Annual Compensation Program

The following table describes the elements of target direct compensation for 2018. Our executive compensation program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual incentive and LTI opportunities. We also offer retirement plans and benefits that are generally available to all employees, and we provide a limited range of perquisites to our executive officers.

Element and Key Characteristics	Objectives

Base Salary
● Only fixed compensation component; payable in cash ● Reviewed annually and adjusted when appropriate ● 2018 NEO increases: 3.0% – 4.1%	● Provide a base level of competitive cash compensation ● Attract and retain executive talent ● Recognize increased responsibilities through promotional increases

Annual Cash Incentive Opportunity

●  Variable compensation component payable in cash

●  Target awards are based on a percentage of base salary

●  Tied to adjusted EPS (20%), consolidated adjusted operating profit (35%), consolidated constant currency revenue (35%) and consolidated free cash flow (10%) for U.S. executives, including our CEO

●  Tied to regional adjusted operating profit (40%), regional constant currency revenue (50%) and regional free cash flow (10%) for APAC and EMEA executives

●  Individual performance considered in final payout determination

●  Payouts can range between 0% and 200% of target

●  2018 NEO payouts: 91.7% – 115.8% of target

● Motivate and reward executives for achievement of key financial measures and individual objectives ● Drive specific behaviors that foster short-term and long-term growth and profitability

37

EXECUTIVE COMPENSATION

Element and Key Characteristics	Objectives

Stock Options – 50% Annual LTI Award

●  Nonqualified stock options

●  Vest ratably over four years

●  Ten-year term

●  Provide value to NEOs only when shareholders realize positive returns on their investment in the company over a corresponding period

●  Motivate NEOs to drive the long-term performance of the company; stock option value is tied directly to stock price performance after the date of grant

●  Align NEOs’ interests with long-term shareholder value; shares received upon exercise are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

PRSUs – 50% Annual LTI Award

●  New plan design and financial metrics in 2018

●  50% based on constant currency revenue growth

●  50% based on relative TSR compared to S&P 500 Health Care index constituent companies

●  Three-year performance period

●  Opportunities for interim payouts (share issuances) after year one (0-33% of target) and year two (0-67% of target, less shares issued after year one) based upon performance to date

●  Any shares received after the first and second years will reduce the number of shares received after completion of the three-year performance period (but not below zero)

●  The cumulative payout over the three-year performance period may not exceed 200% of target

●  2018 payouts: 26% of target (out of a maximum of 33%)

●  Motivate achievement of multi-year performance objectives that enhance shareholder value

●  Align NEOs’ interests with long-term shareholder value; earned PRSUs are settled in shares of common stock that are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

●  Opportunities for interim payouts (share issuances) designed to boost employee morale and retention and rally employees around our two-year turnaround plan

Special One-Time Awards Made in 2018

In 2018, we made a number of special, one-time awards to certain executives. Some of these, such as the special stock option grant made to NEOs other than Mr. Hanson, are intended to motivate and retain executives during this critical two-year period of our turnaround plan. Others were related to leadership transitions that occurred during 2018, such as the inducement and make-whole awards granted to Mr. Tornos when he joined the company in November 2018.

Element and Key Characteristics	Objectives

Special One-Time Stock Option Grant (All Then-Current Executives Except Mr. Hanson)

●  Nonqualified stock options

●  Cliff vest after two years

●  Ten-year term

●  Provide value to NEOs only when shareholders realize positive returns on their investment in the company over a corresponding period

●  Retain and motivate NEOs, excluding Mr. Hanson

●  Align NEOs’ interests with those of our shareholders given the change in the company’s leadership and to support the company’s two-year turnaround plan

●  Shares received upon exercise are subject to retention requirements under stock ownership guidelines

Special One-Time RSU Grant (Mr. Yi)
● Cliff vest after two years

●  Provide additional retention value and recognition to Mr. Yi in light of his outstanding performance in leading our business in the APAC region

●  Align Mr. Yi’s interests with long-term shareholder value; shares received upon vesting are subject to retention requirements under stock ownership guidelines

38	Zimmer Biomet

EXECUTIVE COMPENSATION

Element and Key Characteristics	Objectives

Special One-Time Cash Bonus (Mr. Tornos)

●  One-time cash payment of $763,000

●  Subject to repayment in the event of voluntary termination of employment within one year (portion of bonus related to forfeited cash incentive) or two years (portion of bonus related to triggered repayment obligations)

●  Induce Mr. Tornos to join Zimmer Biomet

●  Replace value of cash incentive opportunity forfeited by Mr. Tornos at former employer ($163,000)

●  Reimburse Mr. Tornos for repayment obligations to former employer triggered when he left there to join Zimmer Biomet ($600,000)

Special One-Time Sign-On and Equity Replacement Stock Option and RSU Grants (Mr. Tornos)

●  Nonqualified stock options

●  Vest ratably over four years

●  Ten-year term

●  Provide value to Mr. Tornos only when shareholders realize positive returns on their investment in the company over a corresponding period

●  Exercise price of stock options equal to the fair market value of our common stock on the grant date

●  RSUs that vest ratably over four years and RSUs that vest in full after five months, with the vesting schedule determined based on the vesting schedule of the awards being replaced

●  Induce Mr. Tornos to join Zimmer Biomet

●  Replace value of similar awards forfeited at former employer

●  Motivate Mr. Tornos to drive the long-term performance of the company; stock option value is tied directly to stock price performance after the date of grant

●  Align Mr. Tornos’ interests with long-term shareholder value; shares received upon vesting or exercise are subject to retention requirements under stock ownership guidelines

2018 Performance, Effect on Incentive Payouts

In 2018 under the leadership of our new CEO, we made significant progress in important areas in our turnaround strategy, including supply availability, quality remediation, debt reduction and new product introductions. We added experienced senior leaders, including Ivan Tornos, Group President, Orthopedics, and Didier Deltort, President, EMEA. Our overall financial results for the year were in-line with our expectations as communicated to investors and increase our confidence in achieving our two-year turnaround plan.

Our performance in 2018 and in prior years impacted both short- and long-term incentive compensation earned for 2018, as summarized below. Detailed information regarding performance measures and targets and achievement against those targets is presented later in this CD&A.

●	Our NEOs who are currently our employees earned from 91.7% to 115.8% of their respective target annual cash incentive opportunities.

●	Our NEOs who held the 2016 PRSU grant received a zero payout due to underperformance on the iTSR metric for 2016-2018. This followed a zero payout on the 2015 PRSU grant for the 2015-2017 period.

●	Our NEOs who hold the 2017 PRSU grant for the 2017-2019 period are projected to receive a zero payout on that grant next year, again due to underperformance on the iTSR metric.

●

Our NEOs who are currently our employees earned approximately 26% of the target number of shares under the 2018 PRSU grant as an interim payout; the maximum number of shares that could have been earned for 2018 was 33% of the total target opportunity. The final payout under the 2018 PRSU grant following the three-year performance period will be reduced by this interim payout and any interim payout after 2019 (but not below zero). Shares issued to NEOs are subject to retention requirements under our stock ownership guidelines.

39

EXECUTIVE COMPENSATION

The below table shows the payouts, if any, as a percentage of target opportunity and dollar amount or share number, as applicable, for these compensation arrangements impacted by 2018 performance.

	2018 Annual Incentive Plan Payout		2016-2018 LTI Plan Payout (2016 PRSU Grant)		2017-2019 LTI Plan Projected Future Payout (2017 PRSU Grant)		2018-2020 LTI Plan Interim (Year 1) Payout (2018 PRSU Grant)
NEO	(%)	($)	(%)	(# of Shares)	(%)	(# of Shares)	(%)	(# of Shares)
Bryan C. Hanson	91.7	1,251,705	—	Not applicable	—	Not applicable	26	7,872
Daniel P. Florin	91.7	492,676	—	Zero payout	—	Projected zero payout	26	2,551
Ivan Tornos	91.7	93,322	—	Not applicable	—	Not applicable	—	Not applicable
Sang Yi(1)	115.8	474,759	—	Zero payout	—	Projected zero payout	26	1,443
Chad F. Phipps	91.7	366,269	—	Zero payout	—	Projected zero payout	26	1,331
K. Mazur-Hofsaess(2)	100.0	347,793	—	Forfeited	—	Forfeited	—	Forfeited

(1)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2018 of 1 SGD = 0.741585 USD.

(2)

Dr. Mazur-Hofsaess’ compensation was paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2018 of 1 CHF = 1.022652 USD. She terminated employment on August 31, 2018 and, pursuant to administrative practice in Switzerland, we were obligated to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date. This amount is reported in column (i) of the 2018 Summary Compensation Table. She forfeited each of the 2016, 2017 and 2018 PRSU grants upon her separation from the company.

COMPENSATION MIX

Our NEOs’ total direct compensation is heavily weighted toward variable compensation elements, meaning actual amounts earned will vary as a result of company and individual performance, as well as business unit or geographic results where applicable. We emphasize performance-based compensation that appropriately rewards executives for delivering results that meet or exceed multiple pre-established goals over one-, two-, three- and four-year periods, with metrics and targets selected because they are directly linked to our strategic goals. In addition, our long-term incentive program rewards absolute stock price growth as well as constant currency revenue growth and relative TSR.

As executives assume greater responsibilities, more of their pay is contingent on company performance. With respect to 2018, 89% of our CEO’s total direct compensation was variable and tied to our annual and long-term performance, including stock price performance. The committee assesses each NEO’s target total direct compensation opportunity annually to facilitate alignment with the objectives of our compensation program and market practice.

40	Zimmer Biomet

EXECUTIVE COMPENSATION

BASE SALARY

As discussed above, two of our NEOs recently joined us from outside companies: Mr. Hanson, our new CEO, and Mr. Tornos, our new Group President, Orthopedics. The committee set each of Mr. Hanson’s and Mr. Tornos’ base salary at the time he was hired after considering, among other factors, each executive’s base salary at his then-current employer, the level of base salary necessary to attract him to Zimmer Biomet, the other elements of his offer, the total compensation package being offered to him, market data regarding the annual base salaries and total compensation packages of comparable executives of the companies in our peer group, each executive’s experience and internal equity.

●	Pursuant to his December 2017 offer letter, Mr. Hanson’s annual base salary for 2018 was set at $1,050,000, which was lower than our former CEO’s annual base salary at the time he stepped down.
●	Pursuant to his October 2018 offer letter, Mr. Tornos’ annual base salary for 2018 was set at $700,000.

Annual base salary increases for our global employee population, including NEOs, are generally effective in April of each year. In setting other NEOs’ base salaries for 2018, the committee considered our 2018 employee merit increase guidelines, market data based on peer group benchmarking and internal equity. After considering these factors, the committee approved a base salary increase of approximately (1) 3.0% for Messrs. Florin and Phipps, consistent with the merit increase guidelines for employees based in the U.S.; (2) 4.1% for Mr. Yi, consistent with the merit increase guidelines for employees based in Singapore; and (3) 3.0% for Dr. Mazur-Hofsaess, slightly above the merit increase guidelines for employees based in Switzerland.

CASH INCENTIVES

Annual Cash Incentive Plan

Pursuant to his December 2017 offer letter, Mr. Hanson’s target award under the 2018 annual cash incentive plan was set at 130% of his base salary. Pursuant to his October 2018 offer letter, Mr. Tornos’ target award under the 2018 annual cash incentive plan was set at 90% of his base salary for the portion of the year he was employed by us. The committee set Mr. Hanson’s and Mr. Tornos’ target awards after considering relevant market data and other factors similar to those it considered in setting each executive’s base salary, described above.

In determining the target awards for our other NEOs, the committee reviewed the NEOs’ job responsibilities, market data based on peer group benchmarking and internal equity. After considering these factors, the committee decided to make no changes to their target awards, maintaining Mr. Florin’s target award at 90% of his base salary and maintaining our other NEOs’ target awards at 80% of their respective base salaries.

The committee selected four financial measures by which to assess our 2018 performance for purposes of the annual cash incentive plan. The below table shows the selected performance measures, their respective weightings and the rationale for their selection.

Performance Measure	Weighting	Rationale
Constant currency revenue	35% (Hanson, Florin, Tornos, Phipps) 50% (Yi, Mazur-Hofsaess)	One of the measures as to which we provide external guidance; focuses NEOs appropriately on top-line sales growth
Adjusted operating profit	35% (Hanson, Florin, Tornos, Phipps) 40% (Yi, Mazur-Hofsaess)	Sharpens NEOs’ focus on driving sales growth, operating efficiencies and margin expansion
Free cash flow	10% (All NEOs)	Focuses NEOs on cash, inventory, receivables and payables management
Adjusted EPS	20% (Hanson, Florin, Tornos, Phipps) 0% (Yi, Mazur-Hofsaess)	Another measure as to which we provide external guidance; measures bottom line performance and ties rewards to productivity improvements

41

EXECUTIVE COMPENSATION

With respect to Messrs. Hanson, Florin, Tornos and Phipps, the committee set performance metrics based on the company’s consolidated results. With respect to Mr. Yi and Dr. Mazur-Hofsaess, executives with top-line responsibility for geographic segments, the committee set performance metrics based on the executives’ respective areas of responsibility, rather than on consolidated results. The committee believes this approach more closely aligns those executives’ pay with the performance of the geographic areas for which they are primarily responsible.

The committee established specific goals for each of the measures based on the operating plan approved by the Board. Because the operating plan forms the basis for both the company’s annual sales and earnings guidance communicated to investors and the annual cash incentive plan, the interests of the NEOs are aligned with those of shareholders. Although absolute targets for 2018 are lower than the targets for 2017 (which were set prior to the departure of our former CEO) as a result of near-term business challenges, including supply disruptions at our Warsaw North Campus facility, they continue to be rigorous and are consistent with our two-year turnaround plan.

The payout curves applied to these performance measures are shown below:

Payout curves applied to performance measures
Adjusted EPS, adjusted operating profit and free cash flow
Achievement Percentage	Payout Percentage
120%+	200%
100%	100%
90%	50%
Less than 90%	0%
Constant currency revenue
Achievement Percentage	Payout Percentage
105%+	200%
100%	100%
95%	50%
Less than 95%	0%

The annual performance measures, targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2018:

2018 Annual Cash Incentive Plan	($ in millions, except EPS)		Achievement(1)(2) (%)	Weight (%)	Weighted Payout(1)(2) (%)
	Target	Actual
Performance and Payout Percentages	($)	($)
Corporate – Messrs. Hanson, Florin, Tornos and Phipps
Adjusted EPS(3)	7.90	7.64	96.7	20		16.7
Consolidated adjusted operating profit(4)	2,312	2,210	95.6	35		27.3
Consolidated constant currency revenue(5)	7,941	7,967	100.3	35		37.3
Consolidated free cash flow(6)	1,300	1,308	100.6	10		10.3
					Total	91.7
APAC – Mr. Yi
APAC adjusted operating profit – ex Dental and CMF&T(7)	431	428	99.1	40		38.2
APAC revenue – ex Dental and CMF&T	1,204	1,222	101.4	50		64.2
APAC free cash flow	396	423	106.7	10		13.4
					Total	115.8
EMEA – Dr. Mazur-Hofsaess(8)					Total	100.0

(1)

Achievement percentages, weighted payout percentages and total weighted payout percentages are computed from the underlying whole numbers rather than the rounded numbers presented in this table and, therefore, the percentages and totals may not correspond exactly to the rounded numbers.

(2)

The achievement percentage for each performance measure was applied to the relevant payout curve (set forth above) to determine the payout percentage for that measure. The resulting payout percentages were then weighted and summed to determine the total overall payout percentage.

(3)

Consistent with past practice, the committee adjusted the reported results on which certain annual cash incentive plan measures were determined to eliminate the effects of certain items. Adjusted EPS for purposes of the annual cash incentive plan is calculated the same way it

42	Zimmer Biomet

EXECUTIVE COMPENSATION

is calculated in our earnings announcements. The committee reviews all adjustments and retains discretion to reduce compensation below the amounts that are yielded by use of the adjusted EPS measure reported to the investment community. For a reconciliation of adjusted EPS to EPS computed in accordance with GAAP, see page 35 of our 2018 Form 10-K.

(4)

Consolidated adjusted operating profit is arrived at by adjusting reported consolidated operating profit on a pre-tax basis for the same items used to calculate adjusted EPS, as follows: reported consolidated operating profit ($33.8 million) plus inventory step-up and other inventory and manufacturing-related charges ($32.5 million); intangible asset amortization ($595.9 million); goodwill and intangible asset impairment ($979.7 million); acquisition, integration and related ($133.7 million); quality remediation ($165.4 million); litigation ($186.0 million); European Union Medical Device Regulation ($3.7 million); and other charges ($79.6 million).

(5)

Revenue targets were based on a constant currency growth rate over 2017. Actual results have been adjusted to state 2018 revenue at the budgeted foreign currency translation rate, as follows: reported revenue ($7,932.9 million) plus foreign currency translation adjustment ($34 million).

(6)	Consolidated free cash flow is net cash provided by operating activities ($1,747.4 million) less additions to instruments ($276.3 million) and other property, plant and equipment ($162.7 million).

(7)	CMF&T is our craniomaxillofacial and thoracic product category.

(8)

Results for the EMEA metric group are not presented in this table because they were not determinative of the payout to Dr. Mazur-Hofsaess. She terminated employment on August 31, 2018 and, pursuant to administrative practice in Switzerland, we were obligated to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date. This amount is reported in column (i) of the 2018 Summary Compensation Table.

Individual Performance; Other Considerations

Once the potential payout amounts under the annual cash incentive plan were computed for each of Messrs. Hanson, Florin, Tornos, Yi and Phipps based on our financial performance as described above, the committee considered each NEO’s individual performance during 2018 to determine the actual cash incentive payments. Based on its assessment of an NEO’s individual performance, the committee could increase or decrease the NEO’s payout by up to ten percent (10%) of the NEO’s target opportunity.

The committee considered each NEO’s achievement of established goals and objectives, his contributions to our performance and other leadership attributes and accomplishments. The goals set for each NEO for 2018 reflected the wide range of responsibilities that are attributed to each and included goals pertaining to corporate strategy, growth drivers, corporate compliance and regulatory compliance, including product quality and safety, among other areas. Based on its assessment of individual performance, the committee determined it was appropriate not to exercise positive or negative discretion and approved actual payments equal to the weighted payout percentages under the annual cash incentive plan set forth above for each of Messrs. Hanson, Florin, Tornos, Yi and Phipps.

With respect to Dr. Mazur-Hofsaess, who terminated employment on August 31, 2018, we were obligated pursuant to administrative practice in Switzerland to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date.

43

EXECUTIVE COMPENSATION

2018 Annual Cash Incentive Payouts

Set forth below are the payouts to our NEOs under our annual cash incentive plan for 2018 based on company and individual performance as described above.

NEO	Annual Cash Incentive Plan Opportunity (as a Percentage of Base Salary) (%)	Annual Cash Incentive Plan Opportunity (at Target Performance) ($)	Actual Payment ($)	Actual Payment as a Percentage of Target Opportunity (%)
Bryan C. Hanson	130	1,365,000	1,251,705	91.7
Daniel P. Florin	90	537,269	492,676	91.7
Ivan Tornos	90	101,769	93,322	91.7
Sang Yi(1)	80	409,982	474,759	115.8
Chad F. Phipps	80	399,421	366,269	91.7
Katarzyna Mazur-Hofsaess(2)	80	347,793	347,793	100.0
(1)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2018 of 1 SGD = 0.741585 USD.

(2)

Dr. Mazur-Hofsaess’ compensation was paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2018 of 1 CHF = 1.022652 USD. She terminated employment on August 31, 2018 and, pursuant to administrative practice in Switzerland, we were obligated to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date.

Special One-Time Cash Sign-On Bonus

Pursuant to Mr. Tornos’ offer letter, as an additional inducement for him to accept the offer to serve as Zimmer Biomet’s Group President, Orthopedics, and recognizing that in so doing he would forfeit certain cash incentive opportunities with his previous employer and trigger certain repayment obligations to his previous employer, the committee approved a special one-time bonus in an aggregate amount of $763,000 for Mr. Tornos. This amount was determined based on an estimate of the following:

●	the pro-rata bonus amount Mr. Tornos would forfeit ($163,000); and
●

the repayment obligations that would be triggered ($600,000) as a result of him leaving his former employer to join Zimmer Biomet. The repayment obligations related to relocation expenses in connection with an expatriate assignment, retention cash incentive payments and cash payments related to the expatriate assignment.

As a condition of receipt of the special one-time bonus, Mr. Tornos agreed that, in the event of his voluntary separation of employment within one year, he would repay $763,000 to Zimmer Biomet, and in the event of his voluntary separation of employment after one year but within two years, he would repay $600,000 to Zimmer Biomet.

EQUITY INCENTIVES

Equity incentives are the most significant component of each NEO’s compensation package. The committee believes the emphasis on equity awards is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders.

In 2018, the committee awarded the following equity incentives to our NEOs:

●

in March 2018, an annual grant of stock options and PRSUs to each of our NEOs except Mr. Tornos, who had not yet joined the company; Dr. Mazur Hofsaess forfeited this grant upon her separation from the company;

●

in February 2018, a special one-time grant of stock options that will cliff vest after two years to Messrs. Florin, Yi and Phipps and Dr. Mazur-Hofsaess; Dr. Mazur-Hofsaess also forfeited this grant upon her separation from the company;

●	in June 2018, a special one-time grant of RSUs to Mr. Yi that will cliff vest after two years; and

44	Zimmer Biomet

EXECUTIVE COMPENSATION

●	in December 2018, sign-on and replacement grants of stock options and RSUs to Mr. Tornos in connection with his commencement of employment with the company.

Each of these awards is discussed more fully below.

2018 Annual Equity Awards

Equity Grant Value Determination

Pursuant to his December 2017 offer letter, Mr. Hanson’s 2018 target equity incentive grant value was set at $7,100,000, which was lower than our former CEO’s 2017 target grant value. The committee set Mr. Hanson’s target grant value at this level after considering, among other factors, the other elements of his offer, the total compensation package offered to him, market data regarding annual equity incentive grant values of the chief executive officers of the companies in our peer group, Mr. Hanson’s experience and internal equity.

In determining target grant values to other NEOs, the committee reviewed market data based on peer group benchmarking in order to determine grant levels that would be competitive with the market. The committee also took into consideration other factors, including the target annual grant value awarded to each NEO in 2017, each NEO’s 2017 performance, including his or her contribution to the company’s 2017 performance, the committee’s expectations of each NEO’s future contributions to the company, internal equity, shares available to be granted, potential shareholder dilution and the expense associated with stock-based compensation.

●

The committee awarded target annual grant values of approximately $2,300,000 and $1,300,000 to Mr. Florin and Mr. Yi, respectively, that represented an increase over their 2017 target annual grant values of approximately 5% and 18%, respectively.

●

The committee awarded target annual grant values to Mr. Phipps and Dr. Mazur-Hofsaess that were unchanged from their respective 2017 target annual grant values of approximately $1,200,000 and $1,500,000, respectively.

●	Mr. Tornos was not yet employed by us at the time of the 2018 annual grant.
●	The committee considered these target grant values in connection with its determination of each NEO’s total compensation for 2018.

Equity Award Types and PRSU Design

The annual equity awards granted to the NEOs in March 2018 included an equal mix (based on grant date fair value) of stock options and PRSUs. The stock options will have value only to the extent the price of our stock rises after the grant date and the vesting of the PRSUs is contingent on achievement of financial performance measures over one-, two- and three-year periods.

As discussed above, the committee, in consultation with Willis Towers Watson and in consideration of shareholder feedback, approved a new plan design for the 2018 PRSU grant.

●

The award measures performance based on our constant currency revenue growth and relative TSR versus S&P 500 Health Care index constituent companies (with each measure weighted equally). These metrics were selected because they directly relate to shareholder value creation and are easier to understand than our former PRSU metric internal total shareholder return (iTSR).

●

In light of our turnaround situation, and the need to boost employee morale and retention, the new design provides an opportunity for interim payouts (share issuances) after year one (0-33% of target) and year two (0-67% of target, less shares issued after year one) of the three-year performance period based upon performance to date. Any shares issued after the first and second years will reduce the number of shares issued after completion of the three-year performance period (but not below zero). The cumulative payout over the three-year performance period may not exceed 200% of target.

This interim payout structure, while relatively uncommon, is appropriate for our company in light of our current situation. It is important that we focus executives on long-term performance and shareholder value creation; however, because we are in the midst of a turnaround with a largely new executive team and heightened retention risks, we wish to encourage and reward progress against shorter-term goals. Further, the fact that awards may not be earned above target in years one and two protects against a potential windfall based on short-term performance. It is expected that once the business has stabilized and the turnaround is complete, we will return to a solely three-year performance period with no interim payout opportunity.

45

EXECUTIVE COMPENSATION

The performance targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2018, the first year of the three-year performance period under the 2018 PRSU grant:

	2018-2020 LTI Plan Year 1 (2018) Performance
Relative TSR Performance Target(1)	Threshold	Target	Maximum
	25th percentile	50th percentile	—(2)
TSR Performance		-7.15%
Relative TSR Rank – Percentile Rank (S&P 500 Health Care index)		29th
Relative TSR Performance Payout		58%
	Threshold	Target	Maximum
Constant Currency Revenue Growth Target	0%	0.50%	—(2)
Constant Currency Revenue Growth Performance (one year CAGR)		0.80%(3)
Constant Currency Revenue Growth Payout		100%
PRSUs Earned in 2018 (as a percentage of target PRSUs granted) =[(50% x Relative TSR Performance Payout) + (50% x Constant Currency Revenue Growth Payout)] X 33%		26%

(1)	Payout under this component will be capped at target if our TSR is negative. TSR calculation uses a 20-trading-day average at the beginning and end of the performance period.

(2)	Potential payouts are capped at target in first two years of the performance period. Maximum payout in year one as a percentage of target PRSUs granted is 33%.

(3)	Constant currency revenue growth equals reported revenue growth of 1.7% minus the positive effect that changes in foreign currency exchange rates had on revenue of 0.9%.

No Payout under the 2016-2018 PRSU Grant

In 2016, the committee selected iTSR for 2016-2018 as the performance measure applicable to the PRSU component of the annual LTI grant. As a result of business challenges during this time period, our actual iTSR performance for the three-year performance period was below the minimum achievement threshold of 6% set by the committee. As a result, there was a zero payout under the 2016-2018 PRSU grant. This was the second consecutive year of zero payout under the PRSU component of the annual LTI grant.

2018 Special One-Time Equity Awards

One-Time Option Grant to NEOs other than Mr. Hanson

In February 2018, in consultation with Willis Towers Watson, the committee approved a special one-time stock option grant to employees at the vice president level and above, including the NEOs who were then our employees, except Mr. Hanson. Following the CEO leadership transition, the committee determined that it was vital to retain these employees in order to accomplish the company’s two-year turnaround plan. The stock options will cliff vest on the second anniversary of the grant date subject to continued employment. In determining the value awarded to each NEO, the committee considered Mr. Hanson’s recommendations, the target grant value of each NEO’s annual equity award, shares available to be granted, potential shareholder dilution, alignment with shareholders’ interests and the expense associated with stock-based compensation. After considering these factors, the committee awarded the following grant values to our NEOs: Mr. Florin – $1,150,000; Mr. Yi – $550,000; Mr. Phipps – $650,000; and Dr. Mazur-Hofsaess – $850,000.

One-Time RSU Retention Grant to Mr. Yi

In June 2018, in consultation with Willis Towers Watson, the committee approved a special one-time RSU grant to Mr. Yi with a grant date fair value of approximately $750,000 to provide additional retention value and recognition to Mr. Yi

46	Zimmer Biomet

EXECUTIVE COMPENSATION

in light of his outstanding performance in leading our business in the APAC region, which business has delivered consistently strong results over several years. The RSUs will cliff vest on the second anniversary of the grant date subject to continued employment. In determining the grant value of this award, the committee gave significant weight to the recommendation of Mr. Hanson.

Inducement and Make-Whole Grants to Mr. Tornos

Pursuant to Mr. Tornos’ offer letter, as an incentive for him to accept the company’s offer to serve as Group President, Orthopedics, the committee, in consultation with Willis Towers Watson, approved the following one-time sign-on equity awards with an aggregate grant date fair value of approximately $1,000,000 and a grant date of December 3, 2018, the first business day of the month following Mr. Tornos’ commencement of employment with us:

●	stock options with a grant date fair value of approximately $500,000 vesting ratably over four years subject to continued employment; and
●	RSUs with a grant date fair value of approximately $500,000 vesting ratably over four years subject to continued employment.

In approving the foregoing awards, the committee, in consultation with Willis Towers Watson, considered, among other factors, market data relating to inducement equity awards granted to senior executives, the level of equity incentives necessary to attract a qualified senior executive with healthcare industry experience to join Zimmer Biomet, Mr. Tornos’ qualifications and experience, the other elements of Mr. Tornos’ offer and the total compensation package being offered to him.

As an additional inducement for Mr. Tornos to accept the company’s offer to serve as Group President, Orthopedics, and recognizing that in so doing he would forfeit certain equity compensation opportunities with his previous employer, the committee, in consultation with Willis Towers Watson, approved the following one-time equity awards with an aggregate grant date fair value of approximately $2,500,000 and a grant date of December 3, 2018 to replace similar forfeited awards:

●	stock options with a grant date fair value of approximately $425,000 vesting ratably over four years subject to continued employment;
●	RSUs with a grant date fair value of approximately $1,125,000 vesting ratably over four years subject to continued employment; and
●

RSUs with a grant date fair value of approximately $950,000 vesting five months after the grant date subject to continued employment. This vesting schedule was determined based on the vesting schedule of the RSUs being replaced, some of which were scheduled to vest one or two months after Mr. Tornos left his previous employer to join Zimmer Biomet.

In approving these replacement awards, the committee considered the type, value and vesting schedule of the awards that Mr. Tornos would be giving up upon leaving his former employer to join Zimmer Biomet and determined that the foregoing awards were an appropriate inducement.

OTHER COMPENSATION

Employment and Change in Control Severance Agreements

We do not have employment agreements with any of our NEOs; however, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

●	we experience a change in control as defined in the agreement; and
●	the executive’s employment is terminated in a qualifying termination.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative

47

EXECUTIVE COMPENSATION

discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

Since 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreement with Mr. Phipps is the only agreement that contains such provisions.

Severance Benefits (Unrelated to a Change in Control)

In late 2017, the committee conducted a market review of our broad-based severance plan generally applicable to all U.S.-based full-time employees, including executives, and determined that, as applied to senior executives, the plan did not provide a level of benefits comparable to executive severance benefits offered by other large medical device and biotech companies, including our peer companies. In January 2018, the committee approved and adopted the Zimmer Biomet Holdings, Inc. Executive Severance Plan, applicable to certain members of our executive leadership team, which currently consists of our executive officers and certain other members of senior management. Under the Executive Severance Plan, following a termination by the company of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the Executive Severance Plan, a participant will be eligible to receive a lump-sum severance amount equal to two times (for the President and CEO) or one times (for other participants) the sum of (1) the participant’s annualized base salary in effect when the termination occurs and (2) the participant’s target annual bonus amount in effect when the termination occurs. Participants eligible to receive severance benefits under the Executive Severance Plan and who are covered under COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for the President and CEO and by 12 for other participants. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

In addition to the foregoing benefit amounts, effective January 1, 2019, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the annual cash incentive plan, and the participant was eligible to participate in the annual cash incentive plan immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit under the Executive Severance Plan will be increased by the value of the bonus the participant would have received under the annual cash incentive plan, if any, had the participant remained employed on the payment date.

Similar to our broad-based severance plan, to receive benefits under the Executive Severance Plan, a participant must sign a general release of claims and continue to be bound by the terms of his or her non-competition agreement with us. If a participant violates or breaches any term of the Executive Severance Plan or the general release or any restrictive covenant agreement with us, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the Executive Severance Plan, then the participant will forfeit any and all rights to benefits under the Executive Severance Plan and, to the extent benefits have already been paid to the participant, must repay the full amount within 15 days of written notice from us.

Retirement and Other Post-Employment Benefits

During 2018, NEOs based in the U.S. were eligible to participate in the following plans:

●	our 401(k) plan; and
●	our deferred compensation plan (“DCP”).

We originally established the 401(k) plan in 2001 to maintain levels of benefits consistent with those of our former parent company. We established the DCP in 2016 following the Biomet merger to harmonize and align the legacy Zimmer and Biomet benefit plan offerings. The DCP provides our executive officers with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. With the adoption of the DCP, we amended two legacy Zimmer plans to remove provisions of those plans that allowed executives to defer compensation.

48	Zimmer Biomet

EXECUTIVE COMPENSATION

We offer retirement and post-employment benefit plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the DCP, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. These plans are discussed in greater detail in the narratives following the Pension Benefits in 2018 table and the Nonqualified Deferred Compensation in 2018 table. For a description of the non-U.S. plans in which Mr. Yi participates and Dr. Mazur-Hofsaess participated, see the Pension Benefits in 2018 table and the narrative that follows it.

Disability Compensation

NEOs based in the U.S. may participate in the Restated Zimmer Biomet Holdings, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites

We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. For 2018, these included the DCP, applicable non-U.S. pension plans and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice.

We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses. We provided relocation-related benefits and associated tax gross-up payments totaling less than $50,000 to Mr. Hanson in 2018 as shown in the footnotes to the 2018 Summary Compensation Table.

Pursuant to Mr. Hanson’s offer letter, he was permitted reasonable personal use of our corporate aircraft in 2018 up to $200,000 in aggregate incremental cost to the company. Further, pursuant to a time sharing agreement between Mr. Hanson and us, he is permitted to reimburse us for the incremental cost of his personal use of our corporate aircraft consistent with Federal Aviation Administration regulations. Other executives are permitted limited personal use of our corporate aircraft with prior approval. These executives are personally taxed on their personal use of our corporate aircraft and we do not provide them with any tax gross-up payments. The aggregate incremental cost to the company for our NEOs’ personal use of our corporate aircraft in 2018 is included in the footnotes to the 2018 Summary Compensation Table.

In 2018, at the committee’s request, Willis Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. Following this review, after taking into consideration, among other things, market practices and the healthcare-related mission of our company, the committee approved and adopted an executive physical program for our senior executives that will become effective as of April 1, 2019.

49

EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND KEY PRACTICES

Our Executive Compensation Philosophy

Our executive compensation program is designed to achieve the following fundamental objectives:

●	attract, retain and motivate a highly qualified and effective senior leadership team;
●	focus executives’ attention on specific financial, operational and strategic objectives;
●	create a direct relationship between pay and performance;
●	align executives’ interests with the long-term interests of our shareholders;
●	recognize company and individual performance; and
●	reflect the value of each executive’s position in the market and within the company.

To accomplish these objectives, the committee annually reviews and approves our executive compensation program components and target compensation levels, as well as specific performance metrics and targets, payout ranges and actual payouts.

For the NEOs, the committee establishes target compensation consistent, to the extent possible, with comparable positions in our peer group. Our practice is to target total direct compensation (including base salary, target annual cash incentive opportunities and target long-term equity-based incentives) at market competitive levels. Target compensation for individual executives may vary based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. The committee seeks to provide a total pay opportunity that is competitive with our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation.

50	Zimmer Biomet

EXECUTIVE COMPENSATION

Key Executive Compensation Program Practices

The committee has designed our executive compensation program and practices to align executives’ financial interests with those of our shareholders. Following is a description of key program features and practices that illustrate this alignment:

✓	Pay for performance. Our NEOs’ total direct compensation opportunity is heavily weighted toward compensation elements that are at-risk and variable with performance, including stock price performance.

✓	Challenging performance goals. We set challenging threshold, target and maximum performance goals under our annual and long-term incentive programs.

Average payouts for our NEOs in recent years under these plans (including only those NEOs who were eligible to receive a payout) were as follows:

Year	Average NEO Payout (as a % of Target)
	Annual Cash Incentive	LTI – PRSUs; Final Payout Following Three-Year Performance Period(1)	LTI – PRSUs; Interim Payout Following First Year of Three-Year Performance Period
2018	97%	0%	26%(2)
2017	77%	0%	Not applicable
2016	84%	76%	Not applicable
(1) Indicated year represents the final year of the three-year performance period
(2) Maximum possible payout following first year was 33%

✓

Clawback of incentive compensation. Awards to executive officers under cash and equity-based incentive compensation plans are subject to clawback in the event of certain financial restatements. In addition, awards under equity-based plans are subject to clawback in the event an officer engages in conduct deemed detrimental to the interests of the company, including the breach of restrictive covenants or the violation of our Code of Business Conduct and Ethics or other policies, procedures or standards.

✓	Robust stock ownership guidelines. Executives are required to hold equity with a value equal to a multiple of six times salary for our CEO and three times salary for each other NEO. 100% of net after-tax shares received upon vesting or exercise of awards must be retained until an executive meets the required ownership level.

✓

Non-competition agreement required for equity award eligibility. All employees must sign a non-competition agreement as a condition of receiving an equity award. The award is subject to clawback if the agreement is breached.

✓

Policy prohibiting hedging and pledging of company securities. We do not permit directors or officers to engage in short sales of our stock, to trade in instruments designed to hedge against price declines in our stock, to hold our stock in margin accounts or to pledge our stock as collateral for loans or other obligations.

✓	No repricing or exchange of underwater stock options. Our equity incentive plans prohibit repricing or exchange of underwater stock options without shareholder approval.

✓	No dividends or dividend equivalents paid or accrued on unearned performance-based equity awards. Dividends are not paid or accrued until shares have been earned and issued.

✓	No employment contracts. Our NEOs are “at will” employees with no employment contracts.

✓

Double trigger change in control benefits. Change in control severance benefits have a double-trigger; that is, cash severance will not be paid, and the vesting of equity awards will not be accelerated, except in the event of a qualifying termination of employment in connection with a change in control.

✓

No excise tax gross-ups in new agreements. We have no gross-up provisions in change in control severance agreements entered into after July 2009. Accordingly, we have only one agreement with gross-up provisions in place.

✓	Limited executive perquisites. The committee annually reviews and approves limited executive perquisites.

51

EXECUTIVE COMPENSATION

THE COMMITTEE’S PROCESSES AND ANALYSES

Role of Committee and Input from Management. The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our NEOs.

When setting compensation for our executives, the committee receives input from management and from Willis Towers Watson. The committee gives significant consideration to the recommendations of management when setting compensation for our NEOs other than our CEO. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are typically developed initially by our human resources personnel, taking into consideration such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by our CEO, who also considers his own assessment of the performance of each executive officer other than himself. Our CEO, our Senior Vice President, Chief Human Resources Officer and our Vice President, Global Compensation, Benefits, HRIS and HR Operations participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.

The committee itself reviews our CEO’s performance and determines his compensation without his participation. The committee considers the company’s performance on an operational and financial basis and the committee’s assessment of his contributions during the year and overall performance. The committee receives input and recommendations with respect to our CEO’s compensation from Willis Towers Watson.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

Use of Peer Group Data. The committee reviews compensation data for a peer group of publicly traded companies, including other large medical device manufacturers and companies with whom we compete for business and for executive talent, to assess executive compensation levels, equity usage and incentive plan design and for performance comparisons. The peer group data is one of several inputs the committee considers when making compensation determinations. At the time compensation recommendations were developed and decisions were made relating to 2018 compensation, the following 15 companies made up the peer group:

Peer group at the time 2018 compensation decisions were made:
Abbott Laboratories
Agilent Technologies, Inc.
Baxter International Inc.
Becton, Dickinson and Company
Boston Scientific Corporation
Danaher Corporation
Dentsply Sirona Inc.
Edwards Lifesciences Corporation
Hologic, Inc.
Laboratory Corporation of America Holdings
Medtronic plc
Quest Diagnostics Incorporated
Stryker Corporation
Thermo Fisher Scientific Inc.
Varian Medical Systems, Inc.

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. In May 2018, the committee reviewed the existing peer group and potential changes to the peer group with the assistance of Willis Towers Watson. As part of its review, the committee took into consideration

52	Zimmer Biomet

EXECUTIVE COMPENSATION

business focus, market capitalization, revenues, the public availability of compensation and financial performance information and competition for executive talent. The committee noted at that time that the peer group had been reduced from the 16 companies included in the peer group beginning in May 2017 to 15 companies due to Becton, Dickinson and Company’s acquisition of C.R. Bard in December 2017. Consistent with Willis Towers Watson’s recommendation, in May 2018 the committee added Intuitive Surgical, Inc. to the peer group.

Role of Compensation Consultant. The committee has engaged Willis Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Willis Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices, and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2018, Willis Towers Watson’s major activities included:

●	developing recommendations regarding compensation to be paid to Mr. Tornos as our new Group President, Orthopedics;
●	reviewing our annual incentive plan design structure;
●	reviewing and recommending changes to our annual long-term incentive plan design structure;
●	reviewing performance measures and targets for the annual and long-term incentive programs;
●	reviewing our executive perquisite program;
●	reviewing current issues and trends in executive compensation;
●	developing recommendations regarding the composition of the peer group we use to provide comparative market data;
●	performing a market review of executive officer compensation;
●	assisting with executive compensation disclosures for the annual proxy statement filing;
●	assisting with our CEO pay ratio computation and disclosure; and
●	assessing our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on page 26.

For many years, we have used the services of health and welfare benefit plan consultants formerly associated with the firm of Towers Perrin. As a result of the merger of the Watson Wyatt and Towers Perrin consulting firms in 2010, our longstanding health and welfare consultants are now associated with the same firm as the committee’s compensation consultant.

In accordance with SEC rules, the committee considered the following factors to help it determine whether Willis Towers Watson’s work has raised any conflicts of interest:

Other services provided by Willis Towers Watson: The following table shows the fees that we paid or accrued for consulting services related to executive and director compensation and all other services provided by Willis Towers Watson in 2018. All of the services described in the following fee table were approved by the committee:

Fees paid to Willis Towers Watson
Director and Executive Compensation Consulting Fees	$337,215
Health and Welfare Benefit Plan Consulting Fees	850,000
Total	$1,187,215

Fees paid to Willis Towers Watson relative to its total revenue: The total fees we paid to Willis Towers Watson in 2018 ($1.187 million) represented approximately fourteen thousandths of one percent (0.014%) of Willis Towers Watson’s revenue for its 2018 fiscal year ($8.5 billion).

Policies and procedures to prevent conflicts of interest: Willis Towers Watson has represented to the committee that it has a range of robust policies and protocols in place that are intended to ensure that its advice is fully objective and independent. Among numerous other policies, these include:

●

Neither the lead compensation consultant nor any member of his team (each, a “Willis Towers Watson team member”) participates in any of the other consulting services provided to us by Willis Towers Watson.

●	No Willis Towers Watson team member is compensated or rewarded in any way for the other consulting services provided to us.

In addition, the committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Willis Towers Watson and its affiliates.

53

EXECUTIVE COMPENSATION

Consultant relationships with committee members: No Willis Towers Watson team member has any business or personal relationship with any member of the committee. Further, aside from the professional services which Willis Towers Watson may provide to other companies on whose boards of directors our committee members may serve, no member of our committee has a business or personal relationship with the firm Willis Towers Watson.

Consultant stock ownership: Willis Towers Watson has represented to the committee that no Willis Towers Watson team member directly owns any Zimmer Biomet stock.

Consultant relationships with executive officers: No Willis Towers Watson team member has any business or personal relationship with an executive officer of Zimmer Biomet. Further, aside from the company’s business relationship, no company executive officer has a business or personal relationship with the firm Willis Towers Watson.

Based on its review of these factors, the committee concluded that the work of Willis Towers Watson did not raise any conflicts of interest.

The committee has adopted a policy under which the committee must approve in advance all consulting services provided to us by Willis Towers Watson and its affiliates. Pursuant to the policy, the Willis Towers Watson fee budget for all services to be provided during the following fiscal year is presented to the committee for review and approval at its December meeting. Having this authority permits the committee to make real time assessments of the magnitude of fees being charged by Willis Towers Watson for other work and, to the extent those fees could give rise to a potential conflict of interest, to disapprove that work. The following additional protocols govern all of Willis Towers Watson’s engagements with us:

●	To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee.
●

With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits, HRIS and HR Operations, who will arrange to request approval.

●	The committee has delegated to its Chair the authority to pre-approve services to be provided by Willis Towers Watson, provided that such services do not exceed an aggregate of $100,000 annually.
●	Approvals given by the Chair using this delegation of authority are to be reported to the full committee at its next meeting.
●	Annually, the committee is to receive a report of the total fees we paid to Willis Towers Watson and its affiliates for executive or director compensation services and all other services.

GOVERNANCE FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Equity Incentive Grant Practices

The committee approves annual equity-based awards to NEOs at approximately the same time each year, typically in February or March. In 2018, the committee established a mid-March grant date for annual equity grants to all eligible employees. The mid-March grant date timing was driven by these considerations:

●

It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

●	It follows the annual earnings release and the filing of our Annual Report on Form 10-K.
●	The annual operating plan is available at that time and is considered by the committee when setting targets for performance measures.

The committee approves target grant values for stock options and PRSUs prior to the grant date. On the grant date, those values are converted to a number of options and PRSUs based on:

●	the average of the high and the low selling prices of our common stock on the grant date; and
●	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

54	Zimmer Biomet

EXECUTIVE COMPENSATION

The committee also approves equity-based awards outside of the annual grant cycle from time to time (“off-cycle awards”) for purposes of attracting new hires for executive-level positions, in connection with promotions to executive-level positions, to reward superior performance, to recognize exceptional effort and commitment, to retain and motivate executive-level employees or for other purposes the committee deems appropriate.

The committee typically delegates authority to our CEO to grant a limited number of off-cycle awards to non-executive level employees as he deems appropriate from time to time. The aggregate number of shares underlying all such grants by our CEO during 2018 was approximately 142,000. He subsequently reports any such grants he makes to the committee. These CEO-approved off-cycle grants are effective on the first trading day of the month following the later of the CEO’s approval of the grant or the new hire’s start date.

Under the terms of our 2009 Stock Incentive Plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement (as defined in the plan), reaching age 60, death or involuntary termination without cause if the employee executes a general release of claims. In the case of retired or deceased employees, the options remain exercisable for the original option term. If the employee’s employment ends for a reason other than death or retirement as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.

Executive Stock Ownership Guidelines

Our NEOs must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require our CEO to own shares or units with a value equal to at least six times his base salary and the other NEOs to own shares or units with a value equal to at least three times their respective base salaries. NEOs have a period of five years to be in compliance with the guidelines. The value of long shares and time-based RSUs is counted toward these guidelines, as is the unrealized gain on vested stock options. The value of unearned PRSUs is not counted. NEOs subject to the guidelines may not sell shares acquired through option exercises or vesting of RSUs or PRSUs (other than to pay option exercise costs and cover any required tax withholding obligation) until the minimum ownership requirements have been satisfied. All NEOs who are currently our employees are in compliance with the guidelines or are within the time period prior to required compliance. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines.

Executive Compensation Recoupment and Disclosure Policies

In February 2011, the Board adopted an executive compensation recoupment policy. This policy applies to cash incentive compensation paid and equity incentive awards granted to executive officers. In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under federal securities laws, the Board will review the facts and circumstances that led to the requirement for the restatement and take any actions it deems appropriate with respect to incentive-based compensation. The Board will consider whether an executive officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: seeking recovery of incentive-based compensation received by an executive officer during the three-year period preceding the date we are required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement; imposing disciplinary actions; and pursuing any other remedies. In addition, the committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of final rules to be issued by the SEC and the New York Stock Exchange.

In addition to the executive compensation recoupment policy described above, our equity incentive plan and related award agreements contain provisions that permit the committee, in its discretion, to require a participant to forfeit his or her right to any unvested portion of an award and, to the extent that any portion of an award has previously vested, to return to us the shares of common stock covered by the award or any cash proceeds the participant received upon the sale of such shares, in the event that the participant engages in activity that is deemed detrimental to the interests of the company, including, but not limited to, breach of restrictive covenants or violations of our Code of Business Conduct and Ethics or other policies, procedures or standards.

55

EXECUTIVE COMPENSATION

In February 2018, the Board adopted an executive compensation recoupment disclosure policy. The policy provides that, in the event we apply the recovery remedies available under the terms and conditions of any equity award or our executive compensation recoupment policy to any current or former executive officer to recoup incentive compensation (whether by forfeiture, cancellation, demand for repayment or otherwise), we intend to disclose such action in our annual proxy statement so long as we have previously disclosed the underlying event triggering the recoupment in an SEC filing, press release or similar public communication. If no amount is so recouped in any year, we also intend to disclose that fact. We may limit the disclosure contemplated by this policy if such disclosure could reasonably be expected to result in, or exacerbate, any regulatory action, litigation, arbitration, investigation or other proceeding involving us, or violate any applicable privacy law or right or other requirement or obligation. This policy is subject to change in the event final rules or regulations related to clawback disclosure are promulgated by the SEC, the New York Stock Exchange or any other applicable regulatory body. In 2018, we did not take action to recoup incentive compensation from any current or former executive officer.

Prohibition on Hedging and Pledging

Our Stock Trading Policy prohibits directors and executive officers from holding company stock in a margin account or otherwise pledging company stock as collateral for a loan. The policy also prohibits directors and executive officers from entering into hedging, monetization, short sale or similar transactions involving company stock that are intended to realize the value of, or limit the risks and rewards of owning, Zimmer Biomet stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid to the most highly compensated executive officers of U.S. public companies to $1.0 million per year. Prior to 2018, the tax law provided that compensation that qualified as “performance-based” was excluded from the $1.0 million per employee deduction limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. However, the Tax Cuts and Jobs Act of 2017 repealed this exception for fiscal years beginning after December 31, 2017, subject to certain transition and grandfathering rules. As a general matter, in making its previous NEO compensation decisions, the committee considered Section 162(m) but determined that it would not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m), as the committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in our best interests and the best interests of our shareholders. Despite the repeal of the performance-based exception to the Section 162(m) deduction limitation, the committee continues to believe that the primary purpose of our compensation program is to support our business strategy and the long-term interests of our shareholders, and that a significant portion of our NEOs’ compensation should be tied to our performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors consists of the five directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer Biomet’s Annual Report on Form 10-K for the year ended December 31, 2018 and this proxy statement.

Compensation and Management Development Committee

Arthur J. Higgins, Chair

Christopher B. Begley

Michael J. Farrell

Syed Jafry

Michael W. Michelson

56	Zimmer Biomet

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Bryan C. Hanson President and CEO	2018	1,050,000	—	3,550,035	3,550,095	1,251,705	—	308,599	9,710,434
	2017	36,346	573,000	9,389,943	6,300,567	—	—	34,500	16,334,356
Daniel P. Florin Executive VP, CFO, Former Interim CEO	2018	596,965	—	1,150,287	2,300,183	492,676	—	74,684	4,614,795
	2017	820,597	100,000	2,100,035	1,100,060	687,234	—	78,415	4,886,341
	2016	562,692	—	1,000,189	999,982	677,282	—	53,263	3,293,408
Ivan Tornos Group President, Orthopedics	2018	113,077	763,000	2,575,547	925,155	93,322	—	29,373	4,499,474
Sang Yi(7) President, APAC	2018	512,478	—	1,400,353	1,200,148	474,759	—	72,401	3,660,139
	2017	480,372	—	549,994	550,108	572,683	—	69,674	2,222,831
	2016	459,156	—	500,040	499,991	505,178	—	143,871	2,108,236
Chad F. Phipps Senior VP, General Counsel and Secretary	2018	499,276	—	599,789	1,250,467	366,269	—	45,391	2,761,192
	2017	484,734	—	600,028	599,979	418,184	—	49,980	2,152,905
	2016	470,615	—	600,223	599,968	503,515	—	50,899	2,225,220
Katarzyna Mazur-Hofsaess(8) Former President, EMEA	2018	434,741	—	750,033	1,600,181	—	—	371,033	3,155,988
	2017	630,966	—	750,003	750,058	740,334	91,364	36,506	2,999,231
	2016	612,644	—	750,005	750,008	657,747	276,653	31,868	3,078,925

(1)

With respect to Mr. Hanson, who joined the company on December 19, 2017, represents a one-time cash bonus intended to replace a pro-rata portion of the bonus he forfeited upon leaving his former employer to join Zimmer Biomet. With respect to Mr. Florin, who served as Interim CEO from July 11, 2017 through December 19, 2017, represents a one-time cash bonus in recognition of his exceptional effort and commitment while serving as our Interim CEO. With respect to Mr. Tornos, who joined the company on November 1, 2018, represents a one-time cash bonus intended in part to replace the value of a cash incentive opportunity he forfeited upon leaving his former employer to join Zimmer Biomet and in part to reimburse him for repayment obligations to his former employer that were triggered when he left there to join Zimmer Biomet.

(2)

The amounts in the “Stock Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of stock awards granted in that year computed in accordance with ASC 718. For a discussion of the method of valuation and any assumptions made in the valuation of the awards, see Note 4 to the Consolidated Financial Statements included in our 2018 Form 10-K. The stock awards consist of: (a) annual awards of PRSUs to all NEOs, other than Mr. Hanson in 2017 and Mr. Tornos in 2018, subject to service conditions, performance conditions and market conditions (relative TSR); (b) for Mr. Hanson, in 2017, (i) as incentive to serve as our President and CEO, a one-time sign-on award of PRSUs subject to service conditions and market conditions (absolute stock price hurdles), and (ii) to replace the value of similar awards that he forfeited upon leaving his former employer to join Zimmer Biomet, a one-time replacement award of PRSUs subject to service conditions and market conditions (absolute stock price hurdles) and a one-time replacement award of RSUs; (c) for Mr. Florin, in 2017, a one-time award of RSUs in connection with his appointment as our Interim CEO; (d) for Mr. Tornos, in 2018, (i) as incentive to serve as our Group President, Orthopedics, a one-time sign on award of RSUs, and (ii) to replace the value of similar awards that he forfeited upon leaving his former employer to join Zimmer Biomet, a one-time replacement award of RSUs, divided into three grants; and (e) for Mr. Yi, in 2018, a one-time award of RSUs to provide additional retention value and recognition in light of his outstanding performance in leading our business in the APAC region. Dr. Mazur-Hofsaess forfeited all outstanding stock awards that she held upon termination of her employment. We do not pay or accrue dividends or dividend equivalents on PRSUs or RSUs.

PRSU awards, other than PRSUs awarded to Mr. Hanson in 2017, are subject to performance conditions and amounts reported in the “Stock Awards” column represent the grant date fair value based upon the probable outcome of the performance conditions. PRSUs awarded to Mr. Hanson in 2017 are subject to market conditions based on absolute stock price hurdles, and therefore expense recognition under ASC 718 is not subject to probable or maximum outcome assumptions. The aggregate grant date fair value of the PRSUs awarded to Mr. Hanson in 2017 was $6,300,727, which was determined using a Monte Carlo simulation model. PRSUs awarded in 2018 are subject to both internal (constant currency revenue growth) and market-related (relative TSR) performance goals over one-, two- and three-year performance periods. PRSUs awarded in 2017 (other than to Mr. Hanson) and 2016 are subject to an internal (iTSR) performance goal over a three-year period, subject to a relative TSR modifier. The grant date fair value of the relative TSR component has been determined using a Monte Carlo simulation model. The following table presents the grant date fair value of the PRSUs subject to performance conditions included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved.

57

EXECUTIVE COMPENSATION

	2018 PRSU Awards		2017 PRSU Awards		2016 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Bryan C. Hanson	3,550,035	7,100,071	—	—	—	—
Daniel P. Florin	1,150,287	2,300,575	1,099,987	2,199,974	1,000,189	2,000,378
Ivan Tornos	—	—	—	—	—	—
Sang Yi	650,266	1,300,532	549,994	1,099,988	500,040	1,000,080
Chad F. Phipps	599,789	1,199,577	600,028	1,200,056	600,223	1,200,446
Katarzyna Mazur-Hofsaess	750,033	1,500,065	750,003	1,500,006	750,005	1,500,010

(3)

The amounts in the “Option Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of option awards granted in that year computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 4 to the Consolidated Financial Statements included in our 2018 Form 10-K. The option awards include: (a) annual awards of stock options to all NEOs, other than Mr. Hanson in 2017 and Mr. Tornos in 2018; (b) special one-time awards of stock options to Messrs. Florin, Yi and Phipps and Dr. Mazur-Hofsaess in 2018 intended to retain and motivate these NEOs and to align their interests with those of our shareholders given the change in the company’s leadership and to support the company’s two-year turnaround plan; (c) in 2017, for Mr. Hanson, a one-time sign-on stock option award as incentive to serve as our President and CEO, and a one-time replacement stock option award intended to replace the value of similar awards that he forfeited upon leaving his former employer to join Zimmer Biomet; and (d) in 2018, for Mr. Tornos, a one-time sign-on stock option award as incentive to serve as our Group President, Orthopedics, and a one-time replacement stock option award intended to replace the value of similar awards that he forfeited upon leaving his former employer to join Zimmer Biomet. Dr. Mazur-Hofsaess forfeited all option awards that she held upon termination of her employment.

(4)

For 2018, 2017 and 2016, amounts reported consist of the annual cash incentive award under the Executive Performance Incentive Plan (“EPIP”) and, for 2017 and 2016, the three-year Zimmer Biomet cash integration incentive award under the EPIP. Mr. Tornos’ amount for 2018 was prorated for his partial year of service by applying the earned bonus percentage to his eligible earnings for the year.

(5)

Amounts reported represent the change in actuarial present value of Dr. Mazur-Hofsaess’ accumulated benefit under the plans indicated below from December 31, 2017 to December 31, 2018, from December 31, 2016 to December 31, 2017, and from December 31, 2015 to December 31, 2016, respectively. The accumulated benefit is the benefit to which Dr. Mazur-Hofsaess would be entitled had she terminated employment as of December 31 of such year and elected to commence her benefit at the earliest age at which she would receive an unreduced benefit, assuming she had met the eligibility conditions, payable as a monthly benefit for as long as she lived. Dr. Mazur-Hofsaess’ employment terminated on August 31, 2018, and she received a lump sum distribution of the retirement capital (accumulated benefit) from the SVE and JJS plans as of that date. Since the lump sum was paid on August 31, 2018, the actuarial present value as of December 31, 2018 was zero. To estimate the change in liability during 2018, the difference between the actuarial present value as of December 31, 2017 and the actual lump sum distribution on August 31, 2018 is shown. As the change in the present value of Dr. Mazur-Hofsaess’ accumulated benefit under the plans indicated below was negative for 2018, it is not reflected in the 2018 Summary Compensation Table.

		2018 ($)	2017 ($)	2016 ($)
SVE(a)		(56,128)	27,911	44,276
JJS(a)		(134,384)	63,453	232,377
	Total	(190,512)	91,364	276,653

(a)

SVE and JJS refer to our defined benefit cash balance type pension plans generally available to all employees in Switzerland. The SVE provides benefits based on compensation up to $124,056 for 2018, $123,181 for 2017 and $148,905 for 2016 and the JJS provides benefits based on compensation in excess of $124,056 up to $865,164 for 2018, in excess of $123,181 up to $859,061 for 2017 and in excess of $148,905 up to $859,138 for 2016. The retirement capital values as of August 31, 2018 were used to determine the change in liabilities for each plan for 2018. Therefore, an assumed interest rate was not needed to determine a present value for 2018. The assumed interest rates for 2017 and 2016 are 0.70% and 0.88%, respectively. The mortality assumption is based on the BVG 2015 Generational Mortality Table. The reported amounts are based upon the portion of the accumulated benefits attributable to company contributions.

58	Zimmer Biomet

EXECUTIVE COMPENSATION

(6)	Amounts reported for 2018 include the following:

		B. Hanson ($)	D. Florin ($)	I. Tornos ($)	S. Yi ($)	C. Phipps ($)	K. Mazur- Hofsaess ($)
Company matching contributions to 401(k) plan		16,500	10,360	—	—	16,500	—
Company matching contributions to deferred compensation plan (credited to participants’ accounts in 2019)		46,500	50,937	—	—	26,835	—
Non-business use of corporate aircraft(a)		198,509	9,550	29,373	—	—	—
Automobile allowance		—	—	—	63,324	—	—
Incremental cost of company-provided automobile (lease payments, fuel, maintenance, insurance)		—	—	—	—	—	23,240
Disability insurance premiums		1,683	3,837	—	—	2,056	—
Central Provident Fund allowance(b)		—	—	—	9,077	—	—
Relocation-related benefits		25,511	—	—	—	—	—
Tax gross-up associated with relocation-related benefits		19,896	—	—	—	—	—
Bonus equivalent paid in connection with termination(c)		—	—	—	—	—	347,793
	Total	308,599	74,684	29,373	72,401	45,391	371,033

(a)

Pursuant to his offer letter, Mr. Hanson was permitted reasonable personal use of our corporate aircraft in 2018 up to $200,000 in aggregate incremental cost to us. Further, pursuant to a time sharing agreement between Mr. Hanson and us, he is permitted to reimburse us for the incremental cost of his personal use of our corporate aircraft consistent with Federal Aviation Administration regulations. Other NEOs were permitted limited personal use of our corporate aircraft in 2018 with prior approval. For purposes of the value disclosed in this proxy statement, we calculate incremental cost using a method that takes into account all variable costs, such as fuel, crew travel expenses, landing and parking fees and plane repositioning costs, less, in the case of Mr. Hanson, any reimbursement received pursuant to the time sharing agreement. Since we use our aircraft primarily for business travel, we do not include as part of incremental cost the fixed costs that do not change based on usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. The incremental cost, if any, of travel by an NEO’s spouse or guests when accompanying the NEO is included. NEOs are responsible for the payment of any tax on any income imputed to the NEO as a result of personal use of corporate aircraft and we do not provide them with income tax gross-up payments.

(b)

Our employees in Singapore who are Singapore citizens or permanent residents receive a pension benefit from the Central Provident Fund, a compulsory social security savings plan provided by that country’s government to which we make contributions as required by Singapore law. We provide a taxable allowance to Mr. Yi via payroll in lieu of mandatory contributions to the Central Provident Fund, as Mr. Yi is not a Singapore citizen or permanent resident.

(c)

In connection with Dr. Mazur-Hofsaess’ termination of employment, we were obligated, pursuant to administrative practice in Switzerland, to pay her this amount, which was equal to 100% of her target annual cash incentive opportunity under the EPIP based on eligible earnings through her termination date of August 31, 2018.

(7)

Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rate for 2018, 2017 and 2016 of 1 SGD = 0.741585 USD, 1 SGD = 0.723964 USD and 1 SGD = 0.724716 USD, respectively.

(8)

Dr. Mazur-Hofsaess’ compensation was paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rates for 2018, 2017 and 2016 of 1 CHF = 1.022652 USD, 1 CHF = 1.015439 USD and 1 CHF = 1.01553 USD, respectively.

59

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2018

Name	Grant Date	Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)		(l)
Bryan C. Hanson	—	—	682,500	1,365,000	2,730,000
Annual PRSU	03/20/18	03/13/18				14,945	29,890	59,780						3,550,035
Annual Option	03/20/18	03/13/18									131,485	114.44	114.40	3,550,095
Daniel P. Florin	—	—	268,634	537,269	1,074,538
Annual PRSU	03/20/18	03/13/18				4,843	9,685	19,370						1,150,287
Annual Option	03/20/18	03/13/18									42,595	114.44	114.40	1,150,065
One-Time Option	02/20/18	02/15/18									45,085	119.61	118.72	1,150,118
Ivan Tornos	—	—	50,885	101,769	203,538
Sign-on RSU	12/03/18	10/04/18							4,355	(3)				500,295
Replacement RSU	12/03/18	10/04/18							8,140	(4)				950,019
Replacement RSU	12/03/18	10/04/18							3,700	(3)				425,050
Replacement RSU	12/03/18	10/04/18							6,095	(3)				700,183
Sign-on Option	12/03/18	10/04/18									17,345	117.18	116.44	500,056
Replacement Option	12/03/18	10/04/18									14,745	117.18	116.44	425,098
Sang Yi(5)	—	—	204,991	409,982	819,963
Annual PRSU	03/20/18	03/13/18				2,738	5,475	10,950						650,266
Annual Option	03/20/18	03/13/18									24,075	114.44	114.40	650,025
One-Time Option	02/20/18	02/15/18									21,565	119.61	118.72	550,123
One-Time RSU	06/07/18	06/04/18							6,717	(6)				750,087
Chad F. Phipps	—	—	199,710	399,421	798,841
Annual PRSU	03/20/18	03/13/18				2,525	5,050	10,100						599,789
Annual Option	03/20/18	03/13/18									22,235	114.44	114.40	600,345
One-Time Option	02/20/18	02/15/18									25,485	119.61	118.72	650,122
Katarzyna Mazur-Hofsaess(7)			261,805	523,610	1,047,219
Annual PRSU	03/20/18	03/13/18				3,158	6,315	12,630						750,033
Annual Option	03/20/18	03/13/18									27,780	114.44	114.40	750,060
One-Time Option	02/20/18	02/15/18									33,325	119.61	118.72	850,121

(1)

The committee set the exercise price of stock options at fair market value on the date of grant. The Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (“2009 Plan”) defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the U.S.

(2)

The values reported in this column represent the grant date fair value of stock and option awards computed in accordance with ASC 718 and may differ from the values represented in the 2018 Summary Compensation Table due to rounding. See footnotes 2 and 3 to the 2018 Summary Compensation Table for additional information regarding the determination of grant date fair value of stock and option awards, respectively.

(3)	These RSUs will vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to Mr. Tornos’ continued employment.

(4)	These RSUs will vest on May 3, 2019, subject to Mr. Tornos’ continued employment through that date.

(5)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rate for 2018 of 1 SGD = 0.741585 USD.

(6)	These RSUs will vest on the second anniversary of the grant date, subject to Mr. Yi’s continued employment.

(7)

Dr. Mazur-Hofsaess’ employment terminated on August 31, 2018. We were obligated, pursuant to administrative practice in Switzerland, to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date. This amount is reported in column (i) of the 2018 Summary Compensation Table. All stock and option awards granted to Dr. Mazur-Hofsaess in 2018 were forfeited upon her termination of employment. Her compensation was paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rate for 2018 of 1 CHF = 1.022652 USD.

60	Zimmer Biomet

EXECUTIVE COMPENSATION

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in the first row of the table for each NEO in columns (c) through (e) represent the annual cash incentive opportunity for 2018. These awards were granted under the EPIP. Material terms of the awards, including a discussion of the applicable performance measures and target and actual performance for 2018, are described in the CD&A. Amounts actually earned for 2018 performance are shown in column (g) of the 2018 Summary Compensation Table, other than for Dr. Mazur-Hofsaess. With respect to Dr. Mazur Hofsaess, whose employment terminated on August 31, 2018, we were obligated, pursuant to administrative practice in Switzerland, to pay her an amount equal to 100% of her target annual incentive opportunity based on eligible earnings through her separation date. This amount is shown in column (i) of the 2018 Summary Compensation Table.

Equity Incentive Plan Awards. The equity incentive plan awards reflected in columns (f) through (h) were granted under the 2009 Plan and represent PRSUs. These PRSUs had a grant date fair value of $118.77 per unit. The PRSUs are subject to both internal (constant currency revenue growth) and market-related (relative TSR) performance goals over one-, two- and three-year performance periods. The grant date fair value of the PRSUs represents the weighted average fair value of the six PRSU tranches. For the constant currency revenue growth performance goal, the one-, two- and three-year performance periods each has a grant date fair value based upon the time period to vest. For the market-related (relative TSR) performance goal, the one-, two- and three-year performance periods each has a grant date fair value based upon a Monte Carlo simulation model covering each such period. The material terms of these PRSUs, including applicable performance measures and targets, are described in the CD&A.

Other Stock Awards. The stock awards reflected in column (i) were granted under the 2009 Plan and represent RSUs. The stock awards reflected in column (i) for Mr. Tornos consisted of sign-on and replacement RSU awards in connection with his hiring as our Group President, Orthopedics intended to induce Mr. Tornos to join Zimmer Biomet and to replace the value of similar awards forfeited at his former employer. The replacement award of 8,140 RSUs granted to Mr. Tornos will vest on May 3, 2019, subject to his continued employment. The grant date fair value of this award was $116.71 per unit. Each of the other replacement and sign-on RSU awards granted to Mr. Tornos will vest in four equal installments on the first through fourth anniversaries of the grant date, contingent on his continued employment through the applicable vesting date. The grant date fair value of these awards was $114.88 per unit. The stock award reflected in column (i) for Mr. Yi was a special one-time RSU award to provide additional retention value and recognition to Mr. Yi in light of his outstanding performance in leading our business in the APAC region. This award will vest on the second anniversary of the grant date, subject to Mr. Yi’s continued employment through that date. The grant date fair value of this award was $111.67 per unit. Material terms of the RSUs are described in the CD&A. We do not pay or accrue dividends or dividend equivalents on PRSUs or RSUs.

Option Awards. The option awards reflected in column (j) were granted under the 2009 Plan and represent nonqualified stock options. For all NEOs except Mr. Tornos, the option awards with a grant date of March 20, 2018 were annual option awards and had a grant date fair value of $27.00 per option, as determined using a Black-Scholes option pricing model. These options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on continued employment through the applicable vesting date. For Messrs. Florin, Yi and Phipps and Dr. Mazur-Hofsaess, the option awards with a grant date of February 20, 2018 were special one-time awards intended to retain and motivate these NEOs and to align their interests with those of our shareholders given the change in the company’s leadership and to support the company’s two-year turnaround plan. The grant date fair value of these options was $25.51 per option, as determined using a Black-Scholes option pricing model. These options become exercisable in full on the second anniversary of the grant date, contingent on continued employment through that date. The option awards reflected in column (j) for Mr. Tornos consisted of sign-on and replacement awards in connection with his hiring as our Group President, Orthopedics intended to induce Mr. Tornos to join Zimmer Biomet and to replace the value of similar awards forfeited at his former employer. The grant date fair value of these options were $28.83 per option, as determined using a Black-Scholes option pricing model. These options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on continued employment through the applicable vesting date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if

61

EXECUTIVE COMPENSATION

the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company. Other material terms of the option awards are described in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2018. Dr. Mazur-Hofsaess forfeited all outstanding equity awards held by her upon her termination of employment.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Bryan C. Hanson	03/20/2018	—	131,485	114.44	03/20/2028
	12/19/2017	31,565	94,695	121.26	12/19/2027
	12/19/2017	24,450	73,350	121.26	12/19/2027
	03/20/2018					7,872(4)	816,484	22,018(5)	2,283,707
	12/19/2017							49,425(6)	5,126,361
	12/19/2017							38,280(6)	3,970,402
	12/19/2017					17,250(7)	1,789,170
Daniel P. Florin	03/20/2018	—	42,595	114.44	03/20/2028
	02/20/2018	—	45,085	119.61	02/20/2028
	03/21/2017	10,660	31,978	121.88	03/21/2027
	03/21/2016	23,730	23,730	104.01	03/21/2026
	06/24/2015	31,485	10,495	113.83	06/24/2025
	06/24/2015	31,487	10,495	113.83	06/24/2025
	03/20/2018					2,551(4)	264,590	7,134(5)	739,938
	08/01/2017					4,212(8)	436,869
	03/21/2017							4,331(9)	449,211
Ivan Tornos	12/03/2018	—	17,345	117.18	12/03/2028
	12/03/2018	—	14,745	117.18	12/03/2028
	12/03/2018					8,140(10)	844,281
	12/03/2018					4,355(11)	451,701
	12/03/2018					6,095(11)	632,173
	12/03/2018					3,700(11)	383,764
Sang Yi	03/20/2018	—	24,075	114.44	03/20/2028
	02/20/2018	—	21,565	119.61	02/20/2028
	03/21/2017	5,331	15,991	121.88	03/21/2027
	03/21/2016	11,865	11,865	104.01	03/21/2026
	06/24/2015	15,746	5,248	113.83	06/24/2025
	06/24/2015	15,744	5,247	113.83	06/24/2025
	03/17/2014	1,655	—	94.34	03/17/2024
	06/07/2018					6,717(12)	696,687
	03/20/2018					1,443(4)	149,668	4,032(5)	418,199
	03/21/2017							2,166(9)	224,658

62	Zimmer Biomet

EXECUTIVE COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Chad F. Phipps	03/20/2018	—	22,235	114.44	03/20/2028
	02/20/2018	—	25,485	119.61	02/20/2028
	03/21/2017	5,814	17,441	121.88	03/21/2027
	03/21/2016	14,238	14,237	104.01	03/21/2026
	06/24/2015	18,896	6,298	113.83	06/24/2025
	06/24/2015	28,339	9,446	113.83	06/24/2025
	03/17/2014	25,375	—	94.34	03/17/2024
	03/18/2013	33,535	—	73.15	03/18/2023
	03/19/2012	34,100	—	64.13	03/19/2022
	03/16/2011	30,040	—	60.01	03/16/2021
	03/16/2010	32,800	—	58.02	03/16/2020
	03/20/2018					1,331(4)	138,051	3,719(5)	385,735
	03/21/2017							2,363(9)	245,090

(1)

Stock options, other than those granted on February 20, 2018, will vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment. Stock options granted on February 20, 2018 will vest on the second anniversary of the grant date, subject to continued employment. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company.

(2)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(3)

Market value is calculated by multiplying the number of units in column (g) or (i), as applicable, by $103.72, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2018.

(4)	These units represent PRSUs earned based on 2018 performance and vested on the first anniversary of the grant date.

(5)

This number of unearned PRSUs is based on achieving target performance. This award provides an opportunity for interim payouts (share issuances) after each of year one and year two of the three-year performance period based upon performance to date. Units that were earned based on 2018 performance are reported in column (g) on the same row as these PRSUs and vested on the first anniversary of the grant date. Any units earned based on 2018-2019 performance will vest on the second anniversary of the grant date and any units earned based on 2018-2020 performance will vest on the third anniversary of the grant date. Any shares issued after the first and second years will reduce the number of shares issued after completion of the three-year performance period (but not below zero).

(6)

This PRSU award is split into three equal tranches, with one tranche subject to a stock price hurdle at 20% ($135.76), the second tranche subject to a stock price hurdle at 35% ($152.73) and the third tranche subject to a stock price hurdle at 50% ($169.70), in each case above the base price of $113.13, which represents the average closing price of our common stock over the 30 trading days immediately prior to Mr. Hanson’s hire date. Each applicable hurdle must be met for 20 consecutive trading days in order for the related tranche of units to be eligible to vest. The hurdles may be met at any time during the four-year award term, but the delivery of shares may only occur on the fourth anniversary of the grant date (or, if later, the date the committee determines whether or not the hurdles have been met), subject to Mr. Hanson’s continued employment on that date. Any tranche of the award that has not met the applicable stock price hurdle will be forfeited on the fourth anniversary of the grant date. As of December 31, 2018, none of the price hurdles had been met.

(7)	One-half of these RSUs will vest on each of the second and third anniversaries of the grant date, subject to Mr. Hanson’s continued employment.

(8)	These RSUs will vest on the second anniversary of the grant date, subject to Mr. Florin’s continued employment.

(9)

This number of unearned PRSUs is based on achieving threshold performance. To the extent any of these PRSUs is earned based on our 2017-2019 performance, such earned PRSUs would vest on the third anniversary of the grant date. As of the date of this proxy statement, we do not expect any of these PRSUs to be earned.

(10)	These RSUs will vest on May 3, 2019, subject to Mr. Tornos’ continued employment.

(11)	These RSUs will vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to Mr. Tornos’ continued employment.

(12)	These RSUs will vest on the second anniversary of the grant date, subject to Mr. Yi’s continued employment.

63

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Bryan C. Hanson	—	—	8,625	901,830
Daniel P. Florin	—	—	4,213	528,394
Ivan Tornos	—	—	—	—
Sang Yi	—	—	—	—
Chad F. Phipps	57,100	3,779,579	—	—
Katarzyna Mazur-Hofsaess	94,026	1,755,458	—	—

(1)

Value realized on exercise is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized on vesting is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

PENSION BENEFITS IN 2018

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Bryan C. Hanson(2)	—	—	—	—
Daniel P. Florin(2)	—	—	—	—
Ivan Tornos(2)	—	—	—	—
Sang Yi(3)	—	—	—	—
Chad F. Phipps(2)	—	—	—	—
Katarzyna Mazur-Hofsaess	SVE	8.544	—	136,430	(4)
	JJS	8.544	—	1,173,585	(4)

(1)	The full name of the plan referred to as SVE is the Sulzer Vorsorgeeinrichtung. The full name of the plan referred to as JJS is the Johann Jakob Sulzer Stiftung.

(2)	Messrs. Hanson, Florin, Tornos and Phipps are not eligible to participate in any defined benefit pension plans sponsored by the company.

(3)	We do not offer defined benefit pension plans for employees in Singapore, including Mr. Yi.

(4)

Dr. Mazur-Hofsaess’ employment terminated on August 31, 2018 and she received a lump sum distribution of the retirement capital (accumulated benefit) from the SVE and JJS plans as of that date. The reported amounts represent the portion of the accumulated benefit attributable to company contributions.

Narrative Discussion

The following narrative describes the retirement plans our NEOs participated in during 2018. Our U.S.-based NEOs were not eligible to participate in any defined benefit pension plans sponsored by the company.

Non-U.S. Pension Plans. We maintain a number of pension plans for our employees whose principal place of employment is outside the U.S. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. Dr. Mazur-Hofsaess participated in two cash balance defined benefit pension plans generally available to all employees in Switzerland, known as the SVE and the JJS. We contributed a percentage of Dr. Mazur-Hofsaess’ pay, which varied by plan, into each of the SVE and the JJS. Dr. Mazur-Hofsaess’ employment terminated on August 31, 2018 and she received a lump sum distribution of the retirement capital (accumulated benefit) from the SVE and JJS plans as of that date. We do not offer a company-sponsored retirement plan for employees in Singapore. Our employees in Singapore who are Singapore citizens or permanent residents receive a pension benefit from the Central Provident Fund (“CPF”), a compulsory social security

64	Zimmer Biomet

EXECUTIVE COMPENSATION

savings plan provided by that country’s government to which we make contributions as required by Singapore law. We provide a taxable allowance to Mr. Yi via payroll in lieu of mandatory contributions to the CPF with respect to him, as Mr. Yi is not a Singapore citizen or permanent resident.

NONQUALIFIED DEFERRED COMPENSATION IN 2018

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2)(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Balance at Last FYE(3)(5) ($)
(a)	(b)	(c)	(d)	(f)
Bryan C. Hanson
DCP	63,000	46,500	(4,431)	56,146
Daniel P. Florin
DCP	59,697	50,937	(13,973)	304,970
Ivan Tornos	—	—	—	—
Sang Yi	—	—	—	—
Chad F. Phipps
DCP	50,558	26,835	(14,822)	207,007
401(k) BEP	—	—	(31,938)	286,585
Katarzyna Mazur-Hofsaess	—	—	—	—

(1)	Amounts shown in this column are reported in the 2018 Summary Compensation Table, as follows:

	Amount Reported as Salary for 2018	Amount Reported as Non-Equity Incentive Compensation for 2017
	($)	($)
Bryan C. Hanson
DCP	63,000	—
Daniel P. Florin
DCP	59,697	—
Ivan Tornos	—	—
Sang Yi	—	—
Chad F. Phipps
DCP	34,949	15,608
Katarzyna Mazur-Hofsaess	—	—

(2)	The amounts shown in this column are reported in the 2018 Summary Compensation Table as part of All Other Compensation.

(3)

Our matching contributions to the DCP for 2018 reported in column (c) were not credited to participants’ accounts until 2019. Therefore, these matching contributions are not reflected in the aggregate balance at last fiscal year end in column (f).

(4)	The amounts shown in this column are not reported as compensation in the 2018 Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

65

EXECUTIVE COMPENSATION

(5)

Of the amounts shown in this column (including any amounts that would be shown in this column absent a decrease in value), the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in the Summary Compensation Table of this and prior Proxy Statements
($)
Bryan C. Hanson	63,000
Daniel P. Florin
DCP	296,787
Ivan Tornos	—
Sang Yi	—
Chad F. Phipps
DCP	204,079
401(k) BEP	54,018
Katarzyna Mazur-Hofsaess	—

Narrative Discussion

The following is a description of the plan that allowed NEOs to defer compensation beginning in 2016.

Deferred Compensation Plan (“DCP”). We adopted the DCP effective as of January 1, 2016 and froze all other nonqualified defined contributions plans for employees as of December 31, 2015. The DCP provides U.S.-based executives with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the compensation was earned. We will match 100% of a participant’s contributions, up to a maximum of 6% of his aggregate base salary and annual incentive award, minus our matching contributions under the 401(k) plan. An executive must be employed on December 31 of the year the compensation was earned to be eligible to receive our matching contributions, unless termination of employment was due to the executive’s death, disability or retirement, as defined in the DCP. Our matching contributions vest 25% per year of service.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2018, the investment alternatives included sixteen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2018, the rates of return of the various investment alternatives available under the plan ranged from -15.63% to 1.76%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits hardship distributions of vested amounts prior to the scheduled payment date only in the event of an unforeseeable emergency and only if the financial hardship resulting from the unforeseeable emergency cannot be relieved by other means, including cessation of deferrals under the DCP. If a participant receives a hardship distribution, the participant will be ineligible to defer compensation under the DCP for the remainder of that year and the following year.

At the time a participant makes an annual deferral election, he also chooses a withdrawal payment date and the form of payment he wishes to receive with respect to the payment of the vested amounts attributable to those deferrals. A participant may choose to commence payments on a specified date in the future or following separation from service. If a participant elects to commence payments on a specified date in the future, he may elect to receive his vested amounts in a lump sum or in substantially equal annual installments over two to five years. If a participant elects to commence payments following separation from service, he may elect to receive his vested amounts in a lump sum or in substantially equal annual installments over five to 15 years. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

If an executive is terminated for cause (as defined under the DCP, including willfully engaging in conduct that is demonstrably and materially injurious to us or our subsidiaries, monetarily or otherwise), or information is discovered after the executive’s separation that would have allowed us to terminate him for cause, then the executive will forfeit any and all amounts in his company matching contribution account.

66	Zimmer Biomet

EXECUTIVE COMPENSATION

The following is a description of a plan that allowed NEOs to defer compensation prior to 2016.

Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program (“401(k) BEP”). The 401(k) BEP is a nonqualified plan that supplements the 401(k) plan. Prior to 2016, a U.S.-based executive could elect to defer, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit for tax-qualified plans, which was $265,000 for 2015. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the base pay was earned. Participants could also receive company contributions under this plan that they would otherwise forego under the 401(k) plan because of U.S. tax law limitations. Effective as of December 31, 2015, in connection with the adoption of the DCP, we amended the 401(k) BEP to remove the provision that allowed U.S.-based executives to elect to defer a portion of their base pay under this plan.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2018, the investment alternatives included sixteen different mutual funds from a number of different fund families. Our contributions followed the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2018, the rates of return of the various investment alternatives available under the plan ranged from -15.63% to 1.76%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his 401(k) plan account before making a withdrawal from this plan.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of his or her termination of employment. The table shows the potential compensation payable to each NEO, as applicable, upon a termination in connection with a change in control, voluntary resignation, retirement, death, disability, company-initiated (with cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2018. With respect to Dr. Mazur-Hofsaess, the table shows compensation paid in connection with her voluntary resignation, which was effective as of August 31, 2018. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon

67

EXECUTIVE COMPENSATION

termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause($)	Company- Initiated (without Cause)($)
Bryan C. Hanson
Severance – Salary(1)	3,150,000	—	—	—	—	—	2,100,000
Severance – Cash Incentive Award(2)	4,095,000	—	—	—	—	—	2,730,000
2018 Annual Cash Incentive Award(3)	1,365,000	—	—	1,251,705	1,251,705	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	13,986,123	—	—	1,789,170	—	—	—
Nonqual Pension & Def Comp.
DCP(6)	56,146	56,146	56,146	56,146	56,146	56,146	56,146
Health and Welfare(7)	83,777	—	—	—	—	—	54,172
Disability(8)	—	—	—	—	6,037,184	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Daniel P. Florin
Severance – Salary(1)	1,202,010	—	—	—	—	—	601,005
Severance – Cash Incentive Award(2)	1,081,809	—	—	—	—	—	540,905
2018 Annual Cash Incentive Award(3)	537,269	—	—	492,676	492,676	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	3,285,227	—	—	436,869	—	—	—
Nonqual. Pension & Def. Comp.
DCP(6)	304,970	304,970	304,970	304,970	304,970	304,970	304,970
Health and Welfare(7)	48,378	—	—	—	—	—	23,349
Disability(8)	—	—	—	—	2,893,460	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Ivan Tornos
Severance – Salary(1)	1,400,000	—	—	—	—	—	700,000
Severance – Cash Incentive Award(2)	1,260,000	—	—	—	—	—	630,000
2018 Annual Cash Incentive Award(3)	101,769	—	—	93,322	93,322	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	2,311,919	—	—	—	—	—	—
Health and Welfare(7)	54,452	—	—	—	—	—	27,085
Disability(8)	—	—	—	—	3,328,674	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Sang Yi
Severance – Salary(1)	1,035,147	—	—	—	—	—	517,573
Severance – Cash Incentive Award(2)	828,118	—	—	—	—	—	414,059
2018 Annual Cash Incentive Award(3)	409,982	—	—	474,759	474,759	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	2,186,418	—	—	—	—	—	—
Health and Welfare(7)	136,259	—	—	—	—	—	4,805
Outplacement(9)	25,000	—	—	—	—	—	25,000

68	Zimmer Biomet

EXECUTIVE COMPENSATION

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause($)	Company- Initiated (without Cause)($)
Chad F. Phipps
Severance – Salary(1)	1,005,308	—	—	—	—	—	502,654
Severance – Cash Incentive Award(2)	804,246	—	—	—	—	—	402,123
2018 Annual Cash Incentive Award(3)	399,421	—	—	366,269	366,269	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs (accelerated)(5)	1,581,211	—	—	—	—	—	—
Nonqual. Pension & Def. Comp.
401(k) BEP(10)	286,585	286,585	286,585	286,585	286,585	286,585	286,585
DCP(6)	207,007	207,007	207,007	207,007	207,007	207,007	207,007
Health and Welfare(7)	48,340	—	—	—	—	—	23,349
Disability(8)	—	—	—	—	2,302,689	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Katarzyna Mazur-Hofsaess(11)
2018 Annual Cash Incentive Award(3)	—	347,793	—	—	—	—	—
Swiss Pension Plans(12)
SVE	—	136,430	—	—	—	—	—
JJS	—	1,173,585	—	—	—	—	—

(1)

Amount shown in “Change in Control” column represents three times (for Mr. Hanson) or two times (for each of Messrs. Florin, Tornos, Yi and Phipps) the NEO’s base salary in effect as of December 31, 2018, which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the change in control severance agreements we have with each of the NEOs who are currently our employees. See the narrative that follows this table for a description of the change in control severance agreements. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Hanson) or one times (for each of Messrs. Florin, Tornos, Yi and Phipps) the NEO’s base salary in effect as of December 31, 2018, which amount would have been payable pursuant to the terms of our Executive Severance Plan in the event of the NEO’s involuntary termination of employment without cause on December 31, 2018. See the narrative that follows this table for a description of the Executive Severance Plan.

(2)

Amount shown in “Change in Control” column represents three times (for Mr. Hanson) or two times (for each of Messrs. Florin, Tornos, Yi and Phipps) the NEO’s target incentive award opportunity under the 2018 annual cash incentive plan, which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the NEO’s change in control severance agreement. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Hanson) or one times (for each of Messrs. Florin, Tornos, Yi and Phipps) the NEO’s target incentive award opportunity under the 2018 annual cash incentive plan, which severance would have been payable pursuant to the terms of our Executive Severance Plan in the event of his involuntary termination of employment without cause on December 31, 2018.

(3)

For all NEOs other than Dr. Mazur-Hofsaess, amount represents the amount payable to the NEO under the annual cash incentive plan for 2018 assuming the NEO terminated employment effective December 31, 2018 as a result of the specified termination event. Amount in “Change in Control” column represents the NEO’s target award under the EPIP for 2018 as reported in column (d) of the “Grants of Plan-Based Awards in 2018” table. Amount in “Death” and “Disability” columns represents actual amount earned for 2018, as reported in column (g) of the 2018 Summary Compensation Table. For Dr. Mazur-Hofsaess, amount represents 100% of her target annual cash incentive opportunity for 2018 based on eligible earnings through her termination date of August 31, 2018, as we were obligated, pursuant to administrative practice in Switzerland, to pay her this amount upon her employment termination. This amount is reported in column (i) of the 2018 Summary Compensation Table.

(4)

Amount represents the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $103.72, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, multiplied by the number of shares of common stock underlying “in-the-money” options. None of the NEOs held any unvested “in-the-money” options on December 31, 2018.

(5)

Amount represents the value of unvested PRSUs and RSUs, as applicable, held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested units that would vest by $103.72, the closing price of our common stock on the New York Stock Exchange on December 31, 2018.

(6)

Amount represents the NEO’s vested account balance in the DCP as of December 31, 2018. U.S.-based executives are generally eligible to participate in the DCP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2018 – Narrative Discussion – Deferred Compensation Plan” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(7)

Amount shown in “Change in Control” column represents the estimated cost of health and welfare benefits to be provided to the NEO in the event of a change in control and qualifying termination of employment under the change in control severance agreements we have with each of

69

EXECUTIVE COMPENSATION

the NEOs who are currently our employees. With respect to Mr. Yi, the reported amount also includes the cost of continuing to provide an automobile allowance and health and welfare benefits for a period of 24 months. Amount shown in the “Company-Initiated (without Cause)” column represents the then-current monthly COBRA premium based upon the group health insurance (medical and dental, but excluding vision) in effect the day before the assumed date of termination of employment of December 31, 2018, multiplied by 24 for Mr. Hanson and by 12 for the other NEOs, as provided for by the Executive Severance Plan.

(8)

U.S.-based executives are generally eligible to participate in our Long-Term Disability Income Plan for Highly Compensated Employees. The amount for each of Messrs. Hanson, Florin, Tornos and Phipps represents the present value of his benefit under the plan assuming he became disabled effective December 31, 2018. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commissions, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance policy and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1⁄2). The present value was determined by discounting the expected benefit payments using an interest rate of 4.38% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(9)	Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of termination of employment as a result of the specified termination event.

(10)

Amount represents the NEO’s vested account balance in the 401(k) BEP as of December 31, 2018. Prior to 2016, U.S.-based executives were generally eligible to participate in the 401(k) BEP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2018 – Narrative Discussion –Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program” for more information about this plan, including available forms of payment.

(11)	With respect to Dr. Mazur-Hofsaess, the table shows compensation paid in connection with her voluntary resignation, which was effective as of August 31, 2018.

(12)	With respect to these Swiss pension plans, amounts shown represent retirement capital values attributable to company contributions as of August 31, 2018.

CHANGE IN CONTROL ARRANGEMENTS

We have entered into change in control severance agreements with the NEOs who are our current employees. The agreements provide the NEOs with certain severance benefits following a change in control of us and qualifying termination of their employment. The agreements are intended to encourage executives to remain employed with us during a time when their prospects for continued employment following a transaction may be uncertain (since many transactions result in significant organizational changes at the executive level). We choose to provide these agreements to promote a stable executive team and so that executives will remain focused on shareholders’ and customers’ interests during the transition process. To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

We do not believe NEOs should receive severance benefits merely because a change in control transaction occurs. Therefore, our agreements have a “double trigger.” This means that severance benefits are provided only upon the occurrence of both a change in control of us and either (1) an involuntary termination of employment without “cause” (as defined in the agreement) or (2) a voluntary termination of employment with “good reason” (as defined in the agreement). If both triggers occur, the NEO would be provided with severance benefits that would include a lump sum payment equal to three times (in the case of Mr. Hanson) or two times (in the case of the other NEOs) the sum of the NEO’s base salary and target annual incentive award. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the NEO for the current calendar year. If prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason, the NEO would be entitled to a lump-sum severance payment equal to three times (in the case of Mr. Hanson) or two times (in the case of the other NEOs) the sum of the NEO’s base salary and the amount of the largest aggregate annual bonus paid to the NEO during the three years immediately prior to the year in which the termination occurred. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive

70	Zimmer Biomet

EXECUTIVE COMPENSATION

compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, unless otherwise provided for under a written award agreement, (1) all outstanding stock options granted to the NEO would become immediately vested and exercisable, (2) all time-based restrictions on RSUs would immediately lapse, and (3) with respect to PRSUs, the number of units that would be earned would be the greater of (a) the target number, or (b) the number that would have been earned based on actual performance through the date of the change in control. Each U.S.-based NEO would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him under the 401(k) plan, the 401(k) BEP and the DCP, as well as a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Given that none of the NEOs has an employment agreement with us, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from causing the constructive termination of an NEO’s employment to avoid paying any severance benefits at all. Without a constructive termination trigger, following a change in control, an acquirer could materially demote an NEO, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to encourage the NEO to resign voluntarily and thereby avoid paying severance. Thus, our agreements provide certain benefits for NEOs in the event of a voluntary termination for “good reason” (as defined in the agreements).

Under the terms of the agreements we entered into before August 2009, including the agreement with Mr. Phipps, in the event that any payments made to an NEO in connection with a change in control and qualifying termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the NEO’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. As discussed in the CD&A, after reviewing our change in control severance agreements in light of current market practices and emerging trends, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executives after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with Mr. Phipps is the only agreement that contains such provisions.

EXECUTIVE SEVERANCE PLAN

The Zimmer Biomet Holdings, Inc. Executive Severance Plan is applicable to certain members of our executive leadership team, which includes all of the NEOs who are our current employees. Under the Executive Severance Plan, following a termination by the company of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the Executive Severance Plan, a participant will be eligible to receive a lump-sum severance amount equal to two times (for the President and CEO) or one times (for the other NEO participants) the sum of (i) the participant’s annualized base salary in effect when the termination occurs and (ii) the participant’s target annual bonus amount in effect when the termination occurs. Participants eligible to receive severance benefits under the Executive Severance Plan and who are covered under COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for the President and CEO and by 12 for the other NEO participants. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

In addition to the foregoing benefit amounts, effective January 1, 2019, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the annual cash incentive plan, and the participant was eligible to participate in the annual cash incentive plan immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit under the Executive Severance Plan will be increased by the value of the bonus the participant would have received under the annual cash incentive plan, if any, had the participant remained employed on the payment date.

71

EXECUTIVE COMPENSATION

In order to receive benefits under the Executive Severance Plan, a participant must sign a general release of claims and continue to be bound by the terms of his or her non-competition agreement with us. If a participant violates or breaches any term of the Executive Severance Plan or the general release or any restrictive covenant agreement with us, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the Executive Severance Plan, then the participant will forfeit any and all rights to benefits under the Executive Severance Plan and, to the extent benefits have already been paid to the participant, must repay the full amount within 15 days of written notice from us.

NON-COMPETE ARRANGEMENTS

We have entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with the NEOs who are our current employees.

Agreements with U.S.-Based NEOs. The agreements with U.S.-based NEOs provide that the NEO is restricted from competing with us for a period of two years, in the case of Mr. Hanson, or 18 months, in the case of the other U.S.-based NEOs, following termination of employment within a specified territory, which generally includes every country in which we have significant operations. With respect to U.S.-based NEOs other than Mr. Hanson, in the event of an NEO’s involuntary separation from employment with us for a reason that renders the NEO eligible for severance benefits, then, to the extent the NEO is denied, solely because of the provisions of the non-competition agreement, a specific employment, consulting or other position that would otherwise be offered to the NEO by a competing organization, and provided the NEO satisfies all conditions of the non-competition agreement, then upon expiration of the NEO’s severance benefit period, the company will make monthly payments to the NEO for each month the NEO remains unemployed through the end of the non-competition period. These monthly payments will equal the lesser of the NEO’s monthly base pay at the time of his separation of employment from the company or the monthly compensation that would have been offered to the NEO from the competing organization.

Agreement with Mr. Yi. Our agreement with Mr. Yi is similar to our agreements with U.S.-based NEOs except that the specified territory in which he is restricted from competing with us is defined as Australia, China, Hong Kong, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, Thailand and any other country where we have, at the relevant time, established a representative office or entity.

2018 CEO PAY RATIO

As required by Item 402(u) Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2018.

Total Compensation Amounts and Ratio for 2018

The pay ratio rule became effective for us in 2017 and first required disclosure in the proxy statement we filed in connection with our 2018 annual meeting of shareholders. As a result of our CEO transition during 2017, we calculated the annual total compensation of our CEO for purposes of the 2017 pay ratio disclosure by annualizing the compensation of Mr. Florin, who was serving as our Interim CEO on December 7, 2017, the date we selected to identify our “median employee,” as described further below.

For 2018, the ratio of the annual total compensation of Mr. Hanson, our CEO, to the median of the annual total compensation of all employees is 148 to 1. This ratio is based on the following:

●	the annual total compensation of Mr. Hanson for 2018 as reported in column (j) of the 2018 Summary Compensation Table was $9,710,434; and
●	the annual total compensation of the median employee for 2018 was $65,395.

This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect

72	Zimmer Biomet

EXECUTIVE COMPENSATION

their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

Median Employee Identification and Compensation Calculation

Under the pay ratio rule, a company is required to identify its median employee only once every three years so long as during the last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. Because we did not experience any changes in our employee population or employee compensation arrangements during 2018 that we reasonably believe would result in a significant change to our pay ratio disclosure, we believe it is reasonable to use the median employee identified in 2017 for purposes of calculating the pay ratio disclosure for 2018 that is required in this proxy statement.

In 2017, we identified our median employee using our global employee population as of December 7, 2017 (excluding Mr. Florin, who was serving as our Interim CEO on that date, and excluding 925 employees in 11 countries, constituting less than five percent (5%) of our non-U.S. employees on that date, as permitted by the de minimis exemption under the pay ratio rule) by utilizing target total cash compensation as our consistently applied compensation measure. Target total cash compensation included base salary (for salaried employees), base hourly compensation and overtime pay (for hourly employees), sales commissions (as applicable), and target annual cash incentive compensation (annual bonus) for the year ended December 31, 2017. We identified the employees whose target total cash compensation was within a one percent (1%) range (plus or minus one-half of one percent (0.5%) of that median value) (the “Median Group”). We then identified the median employee from the Median Group as an employee whose annual total compensation included elements that we reasonably believed reflected our compensation practices for a representative employee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	9,160,933	(2)	100.29	(3)	11,650,174	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	88,113	(9)	N/A	(10)	410,649
Total	9,249,046		100.29		12,060,823

(1)

Consists of the 2009 Plan, the 2006 Stock Incentive Plan (“2006 Plan”), the Stock Plan for Non-Employee Directors, the Restated Deferred Compensation Plan for Non-Employee Directors and the Employee Stock Purchase Plan.

(2)

Represents shares which may be issued pursuant to the following outstanding awards: (a) 51,305 DSUs issued pursuant to the terms of the Restated Deferred Compensation Plan for Non-Employee Directors, as described in footnote (6) below; (b) 1,347,024 RSUs issued pursuant to the terms of the 2009 Plan and the Stock Plan for Non-Employee Directors (assuming that outstanding PRSUs are earned at the maximum award level); and (c) 7,762,604 shares subject to stock options issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Stock Plan for Non-Employee Directors.

(3)

Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

73

EXECUTIVE COMPENSATION

(4)

Assumes that outstanding PRSUs are earned at the maximum award level. No shares remain available for future issuance under the 2006 Plan. After shareholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the 2006 Plan and another prior plan (the “TeamShare Plan”) were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of (a) 11,682,573 shares, plus (b) 3,700,000 shares approved by shareholders on May 7, 2013, plus (c) 10,000,000 shares approved by shareholders on May 3, 2016, plus (d) the aggregate number of shares underlying outstanding awards under the 2006 Plan and the TeamShare Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two and thirty-seven hundredths (2.37) shares for every one share or unit granted. Between May 4, 2009 and December 31, 2018, an aggregate of 3,688,661 shares underlying outstanding awards under the 2006 Plan and the TeamShare Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.

(5)

The Stock Plan for Non-Employee Directors provides for the grant of stock options, restricted stock and RSUs. A maximum of 800,000 shares may be issued pursuant to awards under the plan. As of December 31, 2018, 449,917 shares remained available for future issuance. Of the 800,000 total shares that may be issued, not more than 400,000 shares may be issued pursuant to awards of restricted stock and RSUs. As of December 31, 2018, 135,237 full value awards had been granted and not cancelled under the Stock Plan for Non-Employee Directors, leaving a maximum of 264,763 full value awards that could still be granted under the plan.

(6)

The Restated Deferred Compensation Plan for Non-Employee Directors provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares may be issued under the plan. As of December 31, 2018, 109,908 shares remained available for future issuance.

(7)	Includes 1,722,066 shares available for purchase under the Employee Stock Purchase Plan.

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan (the “Sales Representative Plan”), which is described below.

(9)	Represents deferred stock units awarded under the Sales Representative Plan as of December 31, 2018.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants could have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

74	Zimmer Biomet

OWNERSHIP OF OUR STOCK

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 11, 2019 by each non-employee director, each of the executives named in the 2018 Summary Compensation Table and all current directors and executive officers as a group.

Beneficial Owner	Common Stock Beneficially Owned(1)
	Total Shares Owned(2)	Shares Acquirable in 60 Days(3)	Deferred Share Units(3)	Percent of Class(4)
(a)	(b)	(c)	(d)	(e)
Non-Employee Directors
Christopher B. Begley	11,256	3,947	4,769	*
Betsy J. Bernard	23,582	11,605	7,727	*
Gail K. Boudreaux	10,808	3,947	4,766	*
Michael J. Farrell	6,738	1,180	3,558	*
Larry C. Glasscock(5)	36,216	16,254	11,328	*
Robert A. Hagemann	22,706	12,983	7,723	*
Arthur J. Higgins	23,706	13,423	7,883	*
Maria Teresa Hilado	1,856	—	206	*
Syed Jafry	2,131	—	206	*
Michael W. Michelson	5,224	—	3,139	*
Named Executive Officers
Bryan C. Hanson	128,974	96,759	—	*
Daniel P. Florin	157,484	133,086	—	*
Ivan Tornos	—	—	—	*
Sang Yi	69,506	69,066	—	*
Chad F. Phipps	286,483	242,960	—	*
Katarzyna Mazur-Hofsaess	16,682	—	—	*
All current directors and executive officers as a group (17 persons)(6)	801,974	620,260	51,305	*

*	Less than 1.0%

(1)

Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our current directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable within 60 days after March 11, 2019 (column (c)) and deferred share units (column (d)).

(3)

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the disposition of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that become exercisable within 60 days after March 11, 2019, shares underlying RSUs that will settle within 60 days after March 11, 2019 and vested RSUs held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director. The table does not include stock options or RSUs held by executive officers that vest more than 60 days after March 11, 2019. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2019 or later.

(4)	Based on 204,579,568 shares outstanding as of March 11, 2019, plus shares acquirable within 60 days of March 11, 2019 as described in footnote (3) above.

75

OWNERSHIP OF OUR STOCK

(5)	Total shares owned by Mr. Glasscock include 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.

(6)	Excludes shares owned by Dr. Mazur-Hofsaess.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than 5% of our common stock as of March 11, 2019. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,965,717	7.80%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	15,041,869	7.35%
Massachusetts Financial Services Company(4) 111 Huntington Avenue Boston, MA 02199	13,798,225	6.74%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	11,902,725	5.82%

(1)	Based on 204,579,568 shares outstanding as of March 11, 2019.

(2)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2019, based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on February 6, 2019. BlackRock, Inc. possesses sole power to vote or to direct the vote of 14,378,752 shares and sole power to dispose or to direct the disposition of 15,965,717 shares.

(3)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2019, based solely on information provided by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 11, 2019. The Vanguard Group possesses sole power to vote or to direct the vote of 236,084 shares, shared power to vote or to direct the vote of 46,794 shares, sole power to dispose or to direct the disposition of 14,767,873 shares and shared power to dispose or to direct the disposition of 273,996 shares.

(4)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2019, based solely on information provided by Massachusetts Financial Services Company (“MFS”) in a Schedule 13G/A filed with the SEC on February 13, 2019. MFS possesses sole power to vote or to direct the vote of 11,852,191 shares and sole power to dispose or to direct the disposition of 13,798,225 shares.

(5)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2019, based solely on information provided by JPMorgan Chase & Co. in a Schedule 13G filed with the SEC on January 14, 2019. JPMorgan Chase & Co. possesses sole power to vote or to direct the vote of 10,276,942 shares, shared power to vote or to direct the vote of 13,882 shares, sole power to dispose or to direct the disposition of 11,777,659 shares and shared power to dispose or to direct the disposition of 122,898 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our records, we believe that during 2018 all applicable Section 16(a) filing requirements were met.

76	Zimmer Biomet

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why am I receiving these materials?

We have made this proxy statement available to you on the Internet or, upon your request, have delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2019 annual meeting of shareholders to be held on Friday, May 10, 2019 at 8:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer Biomet common stock at the close of business on March 11, 2019, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

2. What am I voting on?

There are three proposals scheduled to be voted on at the annual meeting:

●	Election of directors (Proposal 1);
●	Ratification of the appointment of PwC as our independent registered public accounting firm for 2019 (Proposal 2); and
●	Advisory Say on Pay proposal (Proposal 3).

3. How does the Board recommend that I vote?

The Board recommends that you vote your shares:

●	“FOR” the election of each of the nominees to the Board (Proposal 1);
●	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2019 (Proposal 2); and
●	“FOR” the Say on Pay proposal (Proposal 3).

4. How many votes do I have?

You will have one vote for every share of Zimmer Biomet common stock that you owned at the close of business on March 11, 2019.

5. How many shares are entitled to vote?

There were 204,579,568 shares of Zimmer Biomet common stock outstanding as of March 11, 2019 and entitled to vote. Each share is entitled to one vote.

6. What is the quorum requirement for the annual meeting?

The holders of a majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

77

ADDITIONAL INFORMATION

7. What is the voting requirement to approve each of the proposals?

The voting requirement for each of the proposals is as follows:

●

Election of directors. Nominees for director must receive a majority of the votes cast in person or by proxy on the election of directors in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.

●

Ratification of the appointment of PwC. The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.

●

Say on Pay. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the non-binding proposal concerning the compensation of our NEOs as disclosed in this proxy statement.

8. What if I vote “abstain”?

A vote to “abstain” on the election of directors (Proposal 1) will have no effect on the outcome of this proposal. A vote to “abstain” on the ratification of the appointment of PwC (Proposal 2) and the advisory Say on Pay proposal (Proposal 3) will have the effect of a vote against those proposals.

9. Why did I receive a notice in the mail instead of a full set of proxy materials?

As allowed by SEC rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

10. What is the difference between a shareholder of record and a beneficial owner?

The difference is as follows:

●

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

●

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

11. If I am a shareholder of record, how do I vote?

There are four ways to vote:

●	In person. You may vote in person at the annual meeting. We will give you a ballot when you arrive.
●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice or the proxy card.
●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

78	Zimmer Biomet

ADDITIONAL INFORMATION

12. If I am a beneficial owner, how do I vote?

There are four ways to vote:

●

In person. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice or vote instruction form.
●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

13. Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

●	as necessary to meet applicable legal requirements;
●	to allow for the tabulation and certification of votes; and
●	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

14. Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

●	revoking it by written notice to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580;
●	delivering a later-dated proxy (including a telephone or Internet vote); or
●	voting in person at the meeting.

15. How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

16. What happens if a nominee for director declines the nomination or is unable to serve?

If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

17. What happens if I do not give specific voting instructions?

It depends on how your shares are held:

●

Shareholders of Record. In the following situations, the proxy holders will vote your shares in the manner recommended by the Board on proposals presented in this proxy statement and as the proxy holders may determine in their judgment and discretion with respect to any other matters properly presented for a vote at the annual meeting:

●	if, when voting online at www.ProxyVote.com or via mobile.proxyvote.com, you select the “Submit” button without voting on each item individually;
●	if, when voting via the telephone, you elect not to vote on matters individually; and
●	if you sign and return a proxy card without giving specific voting instructions.
●

Beneficial Owners. If you do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2019 (Proposal 2). However, your record holder cannot vote your shares without specific

79

ADDITIONAL INFORMATION

instructions on the other matters – the election of directors (Proposal 1) and the Say on Pay proposal (Proposal 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote.

18. Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions will serve as the independent inspector of election.

19. How can I find out the results of the annual meeting?

Preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

20. Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $15,500 plus out-of-pocket expenses. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

●	forwarding the Notice to beneficial owners;
●	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
●	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

21. Are there any requirements for attending the annual meeting?

Attendance at the annual meeting is limited to shareholders. Registration will begin at 7:30 a.m. Eastern Time on the date of the meeting, and each shareholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 11, 2019. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room.

22. Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

23. What is “householding”?

“Householding” is a procedure under which we are delivering a single copy of this proxy statement and our 2018 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs. Upon request, we will deliver promptly a separate copy of this proxy statement and our 2018 Annual Report to any shareholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the 2018 Annual Report, or to notify us that you wish to receive separate copies in the future, or a single copy if you are currently receiving multiple copies, please contact our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580 or by telephone at (574) 267-6131. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

80	Zimmer Biomet

ADDITIONAL INFORMATION

24. What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2020 annual meeting of shareholders?

It depends on whether the information is to be included in our proxy materials:

●	Requirements for Shareholder Proposals to Be Considered for Inclusion in our Proxy Materials.
●	Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2020 annual meeting of shareholders must be received no later than November 28, 2019.
●	In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.
●	Shareholder proposals must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580.
●	Notice Requirements for Director Nominees or Shareholder Proposals to Be Brought Before the 2020 Annual Meeting of Shareholders.
●

Notice of any director nomination or other proposal that a shareholder intends to present at the 2020 annual meeting of shareholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2020 annual meeting of shareholders, must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580 not earlier than the close of business on January 11, 2020 and not later than the close of business on February 10, 2020.

●

In addition, the notice must set forth the information required by our Restated By-Laws with respect to each director nomination or other proposal that a shareholder intends to present at the 2020 annual meeting of shareholders. A copy of the by-law provisions may be obtained by contacting our Corporate Secretary.

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in their judgment and discretion.

ANNUAL REPORT AND FORM 10-K

Our 2018 Annual Report, containing our 2018 Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2018, accompanies this proxy statement but is not a part of our soliciting materials.

INCORPORATION BY REFERENCE

The statements in this proxy statement under the captions “AUDIT COMMITTEE MATTERS – AUDIT COMMITTEE REPORT” and “EXECUTIVE COMPENSATION – COMPENSATION COMMITTEE REPORT” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmerbiomet.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

81

Corporate and Shareholder Information
Stock Symbol	ZBH
Exchanges	New York Stock Exchange and SIX Swiss Exchange
Shares Outstanding as of March 11, 2019	204,579,568
Headquarters	345 East Main Street, Warsaw, Indiana 46580
Company Website	www.zimmerbiomet.com
Investor Relations Website	http://investor.zimmerbiomet.com
Annual Meeting Voting Website	www.ProxyVote.com
Public Company Since	2001
Transfer Agent and Dividend Reinvestment Plan Administrator	American Stock Transfer & Trust Co. www.astfinancial.com +1-888-552-8493 (domestic) +1-718-921-8124 (international)

ZIMMER BIOMET HOLDINGS, INC. STOCKHOLDER SERVICES 345 EAST MAIN STREET WARSAW, IN 46580	Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Biomet Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Zimmer Biomet Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E63580-P17383 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZIMMER BIOMET HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

1.	Election of Directors:
	Nominees:	For	Against	Abstain

	1a. Christopher B. Begley	☐	☐	☐

	1b. Betsy J. Bernard	☐	☐	☐

	1c. Gail K. Boudreaux	☐	☐	☐

	1d. Michael J. Farrell	☐	☐	☐

	1e. Larry C. Glasscock	☐	☐	☐

	1f. Robert A. Hagemann	☐	☐	☐

	1g. Bryan C. Hanson	☐	☐	☐

	1h. Arthur J. Higgins	☐	☐	☐

	1i. Maria Teresa Hilado	☐	☐	☐

	1j. Syed Jafry	☐	☐	☐

	1k. Michael W. Michelson	☐	☐	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.		For	Against	Abstain
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.		For	Against	Abstain
3.	Advisory vote to approve named executive officer compensation (Say on Pay)	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given, when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2 and 3.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held May 10, 2019:

The Notice and Proxy Statement and Annual Report/Form 10-K Wrap are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E63581-P17383

ZIMMER BIOMET HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 10, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bryan C. Hanson, Daniel P. Florin and Chad F. Phipps, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned, to represent and to vote as proxies, as designated on the reverse side of this form, all the shares of common stock of Zimmer Biomet Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Friday, May 10, 2019, at 8:00 a.m. Eastern Time, and at any adjournments or postponements thereof, upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2 and 3. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side